UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑                                Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12

ACHAOGEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACHAOGEN, INC.

1 Tower Place, Suite 300

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2018

To the Stockholders of Achaogen, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Achaogen, Inc., a Delaware corporation (referred to herein as the “Company”, “we” or “our”), will be held on June 5, 2018, at 2:00 p.m. local time, at 1 Tower Place, 1st Floor, South San Francisco, California 94080 for the following purposes:

1.	To elect three directors to hold office until the 2021 annual meeting of stockholders or until their successors are elected;
2.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;
3.	To indicate, on an advisory, non-binding basis, the frequency with which our stockholders should have an opportunity to provide an advisory approval of our named executive officer compensation;
4.

To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2018; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our common stock at the close of business on April 9, 2018 (the “Record Date”) can vote at this meeting or any adjournments or postponements that take place.

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials, unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials on or about April 18, 2018 to our stockholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about April 18, 2018. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice of Internet Availability of Proxy Materials also provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation from our board of directors with regard to each matter; and information on how to attend the meeting.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the advisory vote to approve the compensation of our named executive officers as described in Proposal No. 2 of the Proxy Statement, for the option of EVERY YEAR as the frequency of future advisory votes on the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement and FOR the ratification of the selection, by the audit committee of our board of directors, of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 4 of the Proxy Statement.

By Order of the Board of Directors,

/s/ Blake Wise
Blake Wise
Chief Executive Officer

South San Francisco, California

April 18, 2018

ACHAOGEN, INC.

1 Tower Place, Suite 300

South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2018

The board of directors of Achaogen, Inc. (referred to herein as the “Company”, “Achaogen”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders to be held on Tuesday, June 5, 2018, at 2:00 p.m. local time, at 1 Tower Place, 1st Floor, South San Francisco, California 94080, and any adjournments or postponements of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of April 18, 2018.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e‑mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out‑of‑pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 9, 2018 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e‑mail may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the Notice of Internet Availability of Proxy Materials, including an option to request paper copies on an ongoing basis. On or about April 18, 2018, we are making this Proxy Statement available on the Internet and are mailing the Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the Annual Meeting. We intend to mail or e‑mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e‑mail, within three business days of request.

The only voting securities of Achaogen are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 44,791,564 shares outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report on Form 10‑K, which contains financial statements for fiscal year 2017 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Proxy Materials. The Annual Report and this Proxy Statement are also available on the “Financials and Filings” section on our investor relations website at http://investors.achaogen.com/financials.cfm and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You also may obtain a copy of Achaogen’s Annual Report, without charge, by writing to our Investor Relations department at the above address.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 44,791,564 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy on the Internet or by telephone or by returning a proxy card if you request and receive one. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Proxy Materials, by telephone as instructed on the website referred to on the Notice of Internet Availability of Proxy Materials, or (if you request and receive a proxy card by mail or e‑mail) by signing, dating and returning the proxy card sent to you or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on four proposals:

•	Proposal No. 1: the election of three Class I directors to hold office until our 2021 Annual Meeting of Stockholders;
•	Proposal No. 2: the approval, on an advisory, non-binding basis, of the compensation of our named executive officers;
•

Proposal No. 3: the indication, on an advisory, non-binding basis, of the frequency with which our stockholders should have an opportunity to provide an advisory approval of our named executive officer compensation; and

•

Proposal No. 4: the ratification of the selection, by the audit committee of our board of directors, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the board of directors recommend I vote on the Proposals?

The board of directors recommends that you vote:

•	FOR each of the Class I director nominees;
•	FOR the advisory vote to approve the compensation of our named executive officers;
•	“Every year” as the preferred frequency of future advisory votes on the compensation of our named executive officers; and
•	FOR ratification of Ernst & Young LLP as our independent registered public accounting firm.

How do I vote?

•	For Proposal 1, you may either vote “For,” or “Withhold” your vote from, any of the nominees to the board of directors.
•	For Proposal 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.
•

For Proposal 3, you may vote for either “every year,” “every two years” or “every three years,” or you may “Abstain” from voting, and the option that receives the highest number of votes cast by stockholders will be considered to be the preferred frequency of future advisory votes on the compensation of our named executive officers.

•	For Proposal 4, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Proxy Materials or on the proxy card that you request and receive by mail or e‑mail. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll free number found on the proxy card you request and receive by mail or e‑mail or the toll free number that you can find on the website referred to on the Notice of Internet Availability of Proxy Materials.

•

To vote by mail, complete, sign and date the proxy card you request and receive by mail or e‑mail, and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 4, 2018. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted, or follow such instructions to submit your vote by the Internet or telephone, if the instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

Donnelley Financial Solutions, Inc. (“DFSCO”) has been engaged as our independent agent to tabulate stockholder votes, or the Inspector of Election. If you are a stockholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, DFSCO will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or e‑mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to DFSCO for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to DFSCO on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non‑votes for each nominee. For Proposal 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal 3, the Inspector of Election will separately count “every year,” “every two years,” “every three years,” abstentions and broker non-votes. For Proposal 4, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non‑votes, though because Proposal 4 is considered a “routine” matter, we do not expect broker-non votes for this proposal. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non‑routine” items. See below for more information regarding: “What are “broker non‑votes”?” and “Which ballot measures are considered “routine” or “non‑routine”?”

What are “broker non‑votes”?

Broker non‑votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non‑routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non‑routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non‑votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non‑routine”?

The ratification of the selection, by the audit committee of our board of directors, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Proposal 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non‑votes are expected to exist in connection with Proposal 4. The election of directors (Proposal 1), the advisory, non-binding vote on compensation for our named executive officers (Proposal 2) and the advisory, non-binding vote on the frequency of the advisory vote on compensation for our named executive officers (Proposal 3)

are considered non‑routine under applicable rules. A broker or other nominee cannot vote without instructions on non‑routine matters, and therefore there may be broker non‑votes on Proposals 1, 2 and 3.

How many votes are needed to approve each proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome of this proposal. Broker non‑votes will have no effect on the outcome of this proposal.

With respect to Proposal 2, a majority of “FOR” votes cast by stockholders in person or by proxy at this meeting  for approval of this proposal on a non-binding, advisory basis.  Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this proposal.

With respect to Proposal 3, the option of “every year,” “every two years” or “every three years” that receives the highest number of votes cast by stockholders in person or by proxy will be considered to be the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this proposal.

With respect to Proposal 4, a majority of “FOR” votes cast by stockholders in person or by proxy at this meeting is required for approval. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each nominee for director, “For” approval, on a non-binding, advisory basis, of the compensation of our named executive officers, for the option of “every year” as the preferred frequency of future advisory votes on the compensation of our named executive officers, and “For” the ratification of the selection, by the audit committee of our board of directors, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy

Materials or proxy card you receive via mail or e‑mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you request and receive.

Can I change my vote after submitting my proxy vote?

Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to Achaogen’s Corporate Secretary at 1 Tower Place, Suite 300, South San Francisco, California 94080.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 19, 2018, to Achaogen’s Secretary at 1 Tower Place, Suite 300, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s stockholder proposal procedures or to nominate a director, you must do so between February 5, 2019 and March 7, 2019; provided, that if the date of that annual meeting is more than 30 days before or more than 60 days after June 5, 2019, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 44,791,564 shares outstanding and entitled to vote. Accordingly, 22,395,783 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even such proxy results in a broker non‑vote due to the absence of voting instructions from you. Abstentions and broker non‑votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8‑K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8‑K within four business days of the day the final results are available.

Directions to Annual Meeting

To obtain directions to our Annual Meeting, which is to be held at 1 Tower Place, 1st Floor, South San Francisco, California 94080, please visit http://www.achaogen.com/contact/. Our headquarters are on the 3rd floor of the building and the shareholder meeting will be on the 1st Floor.

PROPOSAL NO. 1

Election of Directors

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one‑third of the total number of directors, and each class has a three‑year term. Unless the board of directors determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The board of directors currently consists of ten seated directors, divided into the three following classes:

•	Class I directors: Karen Bernstein, Ph.D., Michael Fischbach, Ph.D. and John W. Smither, whose current terms will expire at the Annual Meeting;
•	Class II directors: Kenneth J. Hillan, M.B., Ch.B., Gregory Stea and Halley Gilbert, whose current terms will expire at the annual meeting of stockholders to be held in 2019; and
•	Class III directors: John C. Doyle, Kent E. Lieginger, Pharm.D., Bryan E. Roberts, Ph.D. and Blake Wise, whose current terms will expire at the annual meeting of stockholders to be held in 2020.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Dr. Bernstein, Dr. Fischbach and Mr. Smither have been nominated for election at the Annual Meeting to serve as Class I directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the Class I directors who are standing for election and for our other current directors who will continue in office after the Annual Meeting, information with respect to their position/office held with the Company and their ages as of March 31, 2018:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2018 Annual Meeting of Stockholders and who are standing for election at the Annual Meeting
Karen Bernstein, Ph.D.(1)(3)	65	Director	2017
Michael Fischbach, Ph.D.(3)	37	Director	2015
John W. Smither(1)(2)	65	Director	2013
Class II Directors whose terms expire at the 2019 Annual Meeting of Stockholders
Halley Gilbert(1)	48	Director	2017
Kenneth J. Hillan, M.B., Ch.B.	57	President, R&D, President of Achaogen and Director	2011
Gregory Stea(2)	60	Director	2015
Class III Directors whose terms expire at the 2020 Annual Meeting of Stockholders
John C. Doyle(2)	49	Director	2012
Kent E. Lieginger, Pharm.D.(3)	66	Director	2015
Bryan E. Roberts, Ph.D.	51	Chairman of the Board	2004
Blake Wise	47	Chief Executive Officer and Director	2018

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Nominees for Election to a Three‑Year Term Expiring at the 2021 Annual Meeting of Stockholders

Karen Bernstein, Ph.D. Dr. Bernstein has served on Achaogen’s board of directors since July 2017. Dr. Bernstein is currently the Chairman of BioCentury.  From 1992 to September 2015, Dr. Bernstein was the Chairman and Editor-in-Chief of BioCentury where she wrote and published on biotechnology developments. Dr. Bernstein has received numerous awards for her contributions to the biotechnology industry including being named one of The WorldVIEW 100 most influential people in biotech today by Scientific American (2015) and receiving a Special Recognition award at the American Liver Foundation’s Salute to Excellence, honoring individuals who have made an outstanding contribution to biotechnology and medical innovation (2007). Dr. Bernstein served for many years as a member of the Brandeis University Science Advisory Council. She is on the board of trustees of the Keck Graduate Institute (“KGI”) of the Applied Life Sciences and is a member of the board of advisors of KGI’s School of Pharmacy. Dr. Bernstein is also a director at Ovid Therapeutics Inc., which is focused on developing drugs for orphan diseases of the brain. From September 2015 to October 2016, she served on the board of directors of Vitae Pharmaceuticals Inc., which was acquired by Allergan plc.  Dr. Bernstein holds a Ph.D. in political science from Stanford University and a B.A. in politics and history from Brandeis University.

Dr. Bernstein brings to our board of directors significant knowledge and experience in biotechnology.

Michael Fischbach, Ph.D. Dr. Fischbach has served on Achaogen’s board of directors since November 2015. Since September 2017, Dr. Fischbach has served as an Associate Professor at Stanford University in the Department of Bioengineering and as a member of Stanford ChEM-H, an interdisciplinary institute that uses chemistry, engineering, and medicine to improve human health. Dr. Fischbach’s laboratory uses a combination of genomics and chemistry to identify and characterize small molecules from microbes, with an emphasis on the human microbiome. Prior to Stanford from September 2009 to September 2017, he was an Associate Professor in the Department of Bioengineering and Therapeutic Sciences at UCSF, and prior to that he spent two years as an independent fellow at Massachusetts General Hospital. Dr. Fischbach is a recipient of the NIH Director's Pioneer and New Innovator Awards, an HHMI-Simons Faculty Scholars Award, a Fellowship for Science and Engineering from the David and Lucille Packard Foundation, a Medical Research Award from the W.M. Keck Foundation, and a

Burroughs Wellcome Fund Investigators in the Pathogenesis of Infectious Disease award. Dr. Fischbach received his Ph.D. as a John and Fannie Hertz Foundation Fellow in Chemistry from Harvard in 2007 and earned his A.B. in Biochemistry from Harvard.

Dr. Fischbach brings to our board of directors significant knowledge and experience in biotechnology.

John W. Smither. Mr. Smither has served on our board of directors since December 2013.  Mr. Smither has served as Chief Financial Officer of Sienna Biopharmaceuticals, Inc., a biotechnology company, since April2018.  From November 2017 to April  2018, Mr. Smither served as Interim CFO for Kite Pharma, a subsidiary of Gilead Sciences. From January 2016 to July 2017, Mr. Smither served as Chief Financial Officer of Unity Biotechnology, Inc., a biotechnology company. From January 2016 to March 2017, Mr. Smither served as Chief Financial Officer of Sienna Biopharmaceuticals. Mr. Smither served as Chief Financial Officer of KYTHERA Biopharmaceuticals, Inc., a publicly traded biotechnology company, from November 2007 until it was acquired by Allergan, Inc. in October 2015. From 1998 to 2007, Mr. Smither held various positions at Amgen Inc., a publicly traded biotechnology company, including Executive Director of Corporate Accounting, Vice President of Finance and Administration of Amgen’s European Division, and Head of Internal Audit. Prior to joining Amgen, Mr. Smither served as an Audit Partner at Ernst & Young LLP, a public accounting firm. Following his time at Ernst & Young LLP, Mr. Smither served as the Chief Financial Officer of several early stage companies. Mr. Smither holds a B.S. in Business Administration from California State University, Los Angeles. Mr. Smither is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and Financial Executives International.

Mr. Smither brings to our board of directors his substantive expertise in finance and accounting, and his extensive experience in the biotechnology industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH CLASS I NOMINEE NAMED ABOVE

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Halley E. Gilbert. Ms. Gilbert has served on our board of directors since January 2017. Since 2008, Ms. Gilbert has served as Senior Vice President, Chief Legal Officer of Ironwood Pharmaceuticals, Inc., a publicly-traded biotechnology company. Prior to joining Ironwood, Ms. Gilbert was Vice President, Deputy General Counsel at Cubist Pharmaceuticals, Inc. (“Cubist”) from 2002 to 2008, where she supported the launch of Cubist’s first acute care antibiotic, and she served as Corporate Counsel at Genzyme Corp. from 1999 to 2001. Ms. Gilbert began her career at Skadden, Arps, Slate, Meagher & Flom LLP, where she specialized in mergers and acquisitions and securities law. Ms. Gilbert holds a J.D. from Northwestern University School of Law and a B.A. from Tufts University.

Ms. Gilbert brings to our board of directors her experience with launching new biopharma products and establishing robust risk management and compliance programs at biopharma companies.

Kenneth J. Hillan, M.B., Ch.B. Dr. Hillan has served on our board of directors since October 2011.  Dr. Hillan serves as our President, R&D and President of Achaogen. Previously, Dr. Hillan served as our Chief Medical Officer from April 2011 until July 2014, served as our President from October 2011 to February 2017 and served as our Chief Executive Officer from October 2011 to January 2018. Prior to joining Achaogen, from 1994 to April 2011, Dr. Hillan was employed at Genentech, where he was responsible for numerous successful drug approvals and led the medical and scientific strategies for Genentech’s Immunology, Tissue Growth and Repair drug portfolio.  For Genentech, he served in a number of key leadership positions in research and development, including Senior Vice President Clinical Development, Inflammation, Vice President Immunology, Tissue Growth and Repair, Vice President Development Sciences and Vice President Research Operations and Pathology.  Dr. Hillan also previously served as Senior Vice President and head of Clinical Development and Product Development Strategy in Asia-Pacific for F. Hoffmann-La Roche AG in Shanghai, China.  Dr. Hillan has served on the board of Zymeworks, Inc., a publicly traded biotechnology company, since February 2017.  Dr. Hillan served on the board of directors of Relypsa, Inc., a publicly traded biotechnology company, from June 2014 to September 2016 when it was acquired by Galenica AG.  Dr. Hillan holds an M.B. Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow, U.K. Dr. Hillan is a Fellow of the Royal College of Surgeons, and a Fellow of the Royal College of Pathologists.  Dr. Hillan has authored dozens of scientific publications and is a named inventor on almost 50 issued patents.

We believe that Dr. Hillan’s detailed knowledge of our company and his extensive background in the biotechnology industry, including his roles at Genentech, provide a critical contribution to our board of directors.

Gregory Stea. Mr. Stea has served on our board of directors since June 2015. From September 2016 to January 2018, Mr. Stea held a consulting role to assist La Jolla Pharmaceutical Company in preparing for the commercialization of their first drug Angiotensin II.  Prior to this, Mr. Stea retired from Cubist Pharmaceuticals having served as Senior Vice President, Commercial Operations, from 2009 to February 2015 where he led the growth of Cubicin, an acute care antibiotic, to unprecedented revenues.  Most recently he led the launches of two additional acute care products prior to the Cubist acquisition by Merck.  Mr. Stea was also a member of the Cubist Business Operating team responsible for corporate strategy, execution of the annual company plan and talent development.  Prior to this, Mr. Stea served as Cubist’s Vice President, Sales and Marketing, from 2007 to 2009.  Having joined Cubist as an original member of the commercial organization, Mr. Stea served as Head of Sales from 2002 to 2007.  Mr. Stea was also an early employee at Amgen where he held leadership roles, including VP of Sales, from 1988 to 1997.  He was instrumental in the launch and grown of Amgen’s first two products.  Mr. Stea holds a bachelor’s degree in business administration from Temple University and completed the University of Michigan’s executive program as well as Harvard Business School’s program in leadership and strategy in pharmaceuticals and biotechnology.

Mr. Stea brings to our board of directors extensive expertise in marketing and sales in the biotechnology and biopharmaceutical industries.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

John C. Doyle. Mr. Doyle has served on our board of directors since November 2012. Mr. Doyle has been with Castlight Health, Inc., a healthcare technology company (“Castlight”) since November 2012, where he currently serves as Chief Executive Officer and board member and previously served as President, Chief Operating Officer and Chief Financial Officer. Mr. Doyle served as Achaogen’s Chief Operating Officer from August 2009 to November 2009 and from February 2011 to November 2012, and as its Chief Financial Officer from November 2009 to February 2011. Mr. Doyle is a member of the 2012 class of Henry Crown Fellows at the Aspen Institute. He holds a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo and an M.B.A. from the University of California, Berkeley.

In addition to his historical perspective on Achaogen, Mr. Doyle brings to our board of directors his deep experience in operational and strategic planning, as well as general executive and leadership expertise, in the pharmaceuticals industry.

Kent E. Lieginger, Pharm.D. Dr. Lieginger has served on our board of directors since March 2015. Dr. Lieginger served as Senior Vice President, Managed Care and Customer Operations at Genentech from 2004 to July 2014 and as Director of the Genentech Foundation from 2010 to 2012. He originally joined Genentech as Vice President, Managed Care and Customer Operations in 2004 and served as a member of Genentech’s Commercial Leadership Committee. Prior to joining Genentech, Dr. Lieginger was Vice President, National Insurer and Employer Segment (Managed Markets Division) at GlaxoSmithKline plc, a pharmaceutical company, where he also led teams in U.S. and global business development, finance, strategic contracting, manufacturing, marketing, and sales. He also served on the Board of Trustees at University of the Sciences in Philadelphia from August 2013 to July 2017. He completed his residency in clinical pharmacy at the University of California in San Francisco and served for four years as Assistant Clinical Professor of Medicine at the University of California, Davis School of Medicine.

Dr. Lieginger brings to our board of directors his significant expertise in product development in the biotechnology industry.

Bryan E. Roberts, Ph.D. Dr. Roberts has served on our board of directors since August 2004, and he has served as our Chairman since December 2009. Dr. Roberts joined Venrock, a venture capital investment firm, in 1997, where he currently serves as Partner. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts also currently serves as the chairman of the board of Castlight as well as a chairman and director of several private companies. Dr. Roberts previously served on the board of directors of publicly traded Athenahealth, Inc. from 1999 to 2009, XenoPort, Inc., from 2000 to 2007, Sirna Therapeutics, Inc. from 2003 to 2007, Vitae Pharmaceuticals, Inc. from 2001 to October 2016, Zeltiq Aethetics, Inc. from 2008 to June 2016 and Ironwood Pharmaceuticals, Inc. from 2001 to June 2016. Dr. Roberts holds a B.A. in Chemistry from Dartmouth College and a Ph.D. in Chemistry and Chemical Biology from Harvard University.

Dr. Roberts brings to our board of directors substantial experience in the life sciences industry, having served on the board of directors of several private and public companies, together with his historical perspective on our company, make him especially qualified to serve on our board of directors.

Blake Wise

Mr. Wise has served as the Company’s Chief Executive Officer since January 2018.  Prior to that, he served as the Company’s President and Chief Operating Officer since February 2017 and served as the Company’s Chief Operating Officer from October 2015 to February 2017.  From 2002 to August 2015, Mr. Wise served in roles of increasing responsibility at Genentech, including serving as Vice President, Cross BioOncology; Senior Director, Franchise Head and Life Cycle Leader, Lytics; Sales Director, BioOncology, Avastin; Marketing Director, Immunology and Cystic Fibrosis; and Director, Interactive Marketing. Mr. Wise currently serves as a director of Calithera Biosciences, Inc., a publicly traded oncological pharmaceutical company.  Mr. Wise holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the University of California, Berkeley.

We believe that Mr. Wise’s detailed knowledge of our company and his extensive background in the biotechnology industry, including his roles at Genentech, provide a critical contribution to our board of directors.

PROPOSAL NO. 2

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, commonly known as a “Say-on-Pay” vote.  Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosures that follow.

Board Recommendation

Our Compensation Committee and the Board believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosures demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders interests to support long-term value creation.

Accordingly, our Board recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of Achaogen, Inc. (the “Company”) approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosures of this Proxy Statement.

While the vote on this resolution is advisory and not binding on us, the Compensation Committee and our Board value thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. The Board will determine when the next Say-on-Pay advisory vote will be held following consideration of the outcome of the advisory vote on the frequency of future Say-on-Pay votes, included in this Proxy Statement as Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

advisory vote on the FREQUENCY OF FUTURE ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an non-binding advisory vote from stockholders on the compensation of our named executive officers, i.e., how frequently to request future “Say-on-Pay” votes from stockholders. We are accordingly seeking a non-binding advisory vote from stockholders as to the frequency with which our stockholders should have an opportunity to provide an advisory approval - a “Say-on-Pay” - of our named executive officer compensation. We are providing our stockholders with the choice of selecting a frequency of one, two or three years, or abstaining from this advisory vote.

While we will continue to monitor developments in this area, the Board currently plans to seek an advisory “Say-on-Pay” vote from stockholders every year. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in each of our proxy statements, leading to regular and timely communications between the Company and our stockholders on the compensation of our named executive officers.

Board Recommendation

Based on these factors, the Board recommends that future advisory votes by stockholders on named executive officer compensation occur every year, until the next advisory vote on the frequency of future “Say-on-Pay” votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting on this item. If none of the frequency alternatives - one year, two years or three years - receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. Accordingly, we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Achaogen, Inc. (the “Company”) recommend, on an advisory, non-binding basis, that the compensation of named executive officers of the Company be submitted to an advisory vote by the Company’s stockholders every (a) one year, (b) two years, or (c) three years, with such alternative that receives the highest number of votes cast representing the vote of stockholders.

The vote on this resolution is advisory, and therefore not binding on the Company, the Board or its Compensation Committee. The Board may decide that it is in the best interests of the Company and its stockholders to hold future advisory “Say-on-Pay” votes more or less frequently than the frequency indicated by stockholders in voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, IN A NON-BINDING ADVISORY VOTE, THAT FUTURE ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE REQUESTED EVERY YEAR.

PROPOSAL NO. 4

Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of our board of directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to Ernst & Young LLP during the years ended December 31, 2017 and 2016. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2017	2016
Audit Fees(1)	$1,500,800	$840,500
Audit-Related Fees(2)	348,250	—
Tax Fees	—	—
All Other Fees(3)	1,780	1,935
Total Fees	$1,850,830	$842,435

(1)

Audit Fees of Ernst & Young LLP for 2017 and 2016 were for professional services associated with the annual audit of our consolidated financial statements, the reviews of our interim consolidated financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC.

(2)

Audit‑Related Fees for 2017 consist of fees billed for accounting consultations and professional services rendered in connection with assurance and related services that are not reported under “Audit Fees”. No such services were incurred in 2016.

(3)	All Other Fees include any fees billed that are not audit, audit related or tax fees. In 2017 and 2016, this fee included a license to an accounting research database.

Pre‑Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non‑audit services, our audit committee must review the terms of the proposed engagement and pre‑approve the engagement. The audit committee may delegate authority to one or more of the members of the audit committee to provide such pre‑approvals for audit or non‑audit services, provided that such person or persons report such pre‑approvals to the full audit committee at its next scheduled meeting. Audit committee pre‑approval of non‑audit services (other than review and attest services) are not required if such services fall within available exceptions established by the SEC.

The audit committee pre‑approved all audit, audit‑related, tax and other services provided by Ernst & Young LLP for 2017 and 2016 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 4

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Achaogen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available at Achaogen’s investor relations website at http://investors.achaogen.com/corporate‑governance.cfm. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Achaogen’s audited financial statements as of and for the year ended December 31, 2017.

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2017 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such selection by the stockholders.

Audit Committee

John W. Smither, Chair

Karen Bernstein, Ph.D.

Halley Gilbert

CORPORATE GOVERNANCE

Code of Conduct

In April 2018, we adopted a revised code of conduct that applies to all of our employees, officers, contractors, consultants and directors, including those officers responsible for financial reporting. The code of conduct is available on our website at http://investors.achaogen.com/corporate‑governance.cfm. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted Corporate Governance Guidelines to enhance our effectiveness. Our board of directors adopted these Corporate Governance Guidelines to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our board of directors follows with respect to board and committee composition and selection, board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position. A copy of our Corporate Governance Guidelines is available on our website at http://investors.achaogen.com/corporate‑governance.cfm.

Independence of the Board of Directors

As required under Nasdaq rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our board of directors has determined that all of our directors, other than Mr. Wise and Dr. Hillan, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Wise and Dr. Hillan are not considered independent because they are employees of Achaogen. Alan B. Colowick, M.P.H., M.D. is no longer a member of our board of directors; however, he served on our board of directors during the 2017 fiscal year until the end of his service as a director in July 2017. Our board of directors has also determined that Dr. Colowick qualified as an “independent” director in accordance with the Nasdaq listing requirements. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised entirely of directors determined by the board of directors to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board of Directors

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Dr. Bryan E. Roberts currently serves as the Chairman of our board of directors. In that role, Dr. Roberts presides over the executive sessions of the board of directors when Mr. Wise does not participate and serves as a liaison to Mr. Wise and management on behalf of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board of Directors in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day‑to‑day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk‑taking.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non‑audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;
•	reviews related party transactions; and
•	annually reviews the audit committee charter and the audit committee’s performance.

The current members of our audit committee are Dr. Bernstein, Ms. Gilbert and Mr. Smither. Mr. Smither serves as the chairman of the committee. Dr. Roberts served as a member of the audit committee during the 2017 fiscal year until March 2017, at which time Ms. Gilbert joined the committee. Dr. Colowick served as a member of the audit committee during the 2017 fiscal year until July 2017, at which time Dr. Bernstein joined the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Smither is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Under the rules of the SEC and Nasdaq, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of the members of the audit committee meet these heightened independence standards. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the audit committee charter is available to security holders at http://investors.achaogen.com/corporate‑governance.cfm.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers, other than the Chief Executive Officer, based on such evaluations. The board of directors retains the authority to determine and approve, upon the recommendation of the compensation committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to the compensation committee. The compensation committee also approves grants of stock options, restricted stock units and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Messrs. Doyle, Smither and Stea. Mr. Doyle serves as the chairman of the committee. Dr. Colowick served as the chairman of the compensation committee during the 2017 fiscal year until July 2017, at which time Mr. Stea joined the committee. Each of the members of our compensation committee is an independent and non‑employee director under the applicable rules and regulations of the SEC and Nasdaq relating to compensation committee independence. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the compensation committee charter is available to security holders at http://investors.achaogen.com/corporate‑governance.cfm.

Our executive officers submit proposals to the board and the compensation committee regarding our executive compensation. Our Chief Executive Officer also annually reviews the performance of each executive officer and makes recommendations regarding their compensation. The compensation committee considers those recommendations in determining base salaries, adjustments to base salaries, annual cash bonus program targets and awards and equity awards, if any, for the executive officers and other members of senior management.

Since July 2015, the compensation committee has retained Radford, a national executive compensation consulting firm. Radford was engaged to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the compensation committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals proposed by management. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with the compensation committee. Each of the responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, the compensation committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. The compensation committee also evaluated the independence of other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for the compensation committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and composition and organization of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Drs. Fischbach, Bernstein and Lieginger. Dr. Lieginger serves as the chairman of the committee. Mr. Stea served as a member of the nominating and corporate governance committee during the 2017 fiscal year until July 2017. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the SEC and Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter. A copy of the nominating and corporate governance committee charter is available to security holders at http://investors.achaogen.com/corporate‑governance.cfm. There are no family relationships among any of our directors or executive officers.

In recommending candidates for election to the board of directors, the independent members of the nominating and corporate governance committee may consider the following criteria, among others: diversity of personal and professional background, perspective and experience, including with respect to age, gender identity, national origin, sexual orientation, race and ethnicity; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly‑traded company in today’s business environment; experience relevant to the Company’s industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; practical and mature business judgment, including ability to make independent analytical inquiries; promotion of a diversity of business or career experience relevant to the success of the Company. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The nominating and corporate governance committee periodically meets to discuss and consider the candidates’ qualifications and then selects a nominee (or nominees) for recommendation to the board of directors.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any recommendation or nomination for election to the board of directors at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one‑year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act of 1934, as amended (the “Exchange Act”), information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1 Tower Place, Suite 300, South San Francisco, California 94080.

Dr. Bernstein was appointed to the board of directors in July 2017 to fill a vacancy on the board of directors, and therefore is standing for election as a director by stockholders for the first time. Dr. Bernstein was recommended to our board of directors and its nominating and corporate governance committee upon the recommendation of our chief executive officer and certain non‑management directors.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our board of directors met ten times during 2017. The audit committee met five times, the compensation committee met four times and the nominating and corporate governance committee met two times. During 2017, each board member attended 75% or more of the aggregate of the meetings of the board of directors and of the committees on which he or she served, which occurred while such director was a member of the board of directors and such committees. We encourage all of our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory. All nine of the directors then serving on our board attended our annual meeting of stockholders in 2017.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the board of directors or any specified individual directors, such correspondence should be sent to the attention of our Corporate Secretary, at 1 Tower Place, Suite 300, South San Francisco, California 94080. The Corporate Secretary will forward the communication to the board of directors members.

Compensation Committee Interlocks and Insider Participation

During 2017, our compensation committee consisted of Messrs. Doyle, Stea and Smither. Dr. Colowick served as a member of the compensation committee during the 2017 fiscal year until July 2017, at which time Mr. Stea joined the committee. As noted above, Mr. Doyle served as our Chief Operating Officer from August 2009 to November 2009 and from February 2011 to November 2012, and as our Chief Financial Officer from November 2009 to February 2011. Other than this prior service by Mr. Doyle, no individual who served as a member of our compensation committee during 2017 has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Warrant Exercise

On August 23, 2017, a trust controlled by Mr. Wise exercised a warrant to purchase 35,363 shares of our common stock for an aggregate exercise price of $129,429 and received 35,363 shares of our common stock.

Director and Executive Officer Compensation

Please see “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Executive Severance Agreements and Separation Agreements

We have entered into executive severance agreements with our executive officers and separation agreements with our former executive officers. For more information regarding these agreements, see “Executive Compensation.”

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S‑K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had, has or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our audit committee charter, our audit committee will be responsible for reviewing and approving in advance the related party transactions covered by the company’s related transaction policies and procedures.

DIRECTOR COMPENSATION

Pursuant to our Non‑Employee Director Compensation Program, our non‑employee directors receive cash compensation, paid quarterly in arrears, as follows:

•	Each non‑employee director receives an annual cash retainer in the amount of $35,000 per year.
•	The Non-Executive Chairperson receives an additional annual cash retainer in the amount of $27,500 per year.
•

The chairperson of the audit committee receives additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the audit committee. Each non‑chairperson member of the audit committee receives additional annual cash compensation in the amount of $7,500 per year for such member’s service on the audit committee.

•

The chairperson of the compensation committee receives additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the compensation committee. Each non‑chairperson member of the compensation committee receives additional annual cash compensation in the amount of $5,000 per year for such member’s service on the compensation committee.

•

The chairperson of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $7,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non‑chairperson member of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $3,000 per year for such member’s service on the nominating and corporate governance committee.

Under the Non‑Employee Director Compensation Program, each non‑employee director receives an option to purchase 20,000 shares of our common stock upon the director’s initial appointment or election to our board of directors (“Board”), referred to as the Initial Grant, and an annual option to purchase 10,000 shares of our common stock on the date of each annual stockholder’s meeting thereafter, referred to as the Annual Grant. The Initial Grant will vest as to 1/36th of the shares subject to Initial Grant each month following the applicable grant date, subject to continued service through each applicable vesting date. The Annual Grant will vest as to 1/12th of the shares subject to the Annual Grant each month following the applicable grant date, which vesting will accelerate in full on the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date.

The table below sets forth information regarding the compensation of our non-employee directors for the fiscal year ended December 31, 2017.

Name of Non-Employee Director	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		Total ($)
Karen Bernstein, Ph.D.(2)	22,750	310,342	(4)	333,092
Alan B. Colowick, M.P.H., M.D.(2)	30,625	—		30,625
John C. Doyle	42,500	142,434		184,934
Michael Fischbach, Ph.D.	38,000	142,434		180.434
Halley E. Gilbert(3)	42,500	349,572	(4)	392,072
Kent E. Lieginger, Pharm.D.	42,000	142,434		184,434
Bryan E. Roberts, Ph.D.	64,375	142,434		206,809
John W. Smither	55,000	142,434		197,434
Gregory Stea	39,000	142,434		181,434

(1)

Amounts shown represent the grant date fair value of stock options granted, as calculated in accordance with ASC Topic 718. See Note 10 of the financial statements included in our Annual Report on Form 10‑K filed February 27, 2018 for the assumptions used in calculating this amount. As of December 31, 2017, each of our non‑employee directors held the following outstanding options to purchase shares of our common stock:

Name of Non-Employee Director	Shares Subject to Outstanding Options
Karen Bernstein, Ph.D.	20,000
Alan B. Colowick, M.P.H., M.D.	—
John C. Doyle	128,114
Michael Fischbach, Ph.D.	40,000
Halley E. Gilbert	30,000
Kent E. Lieginger, Pharm.D.	40,000
Bryan E. Roberts, Ph.D.	40,000
John W. Smither	58,181
Gregory Stea	40,000

None of our non-employee directors held any other outstanding equity awards as of December 31, 2017.

(2)	Dr. Colowick resigned from our board of directors, and Dr. Bernstein was appointed to our board of directors, in each case, effective July 11, 2017.
(3)	Appointed to our board of directors effective January 4, 2017.
(4)	Includes both Initial Grant and Annual Grant.

In December 2017, Radford performed an assessment of our Non-Employee Director Compensation Program using the peer group approved by our Compensation Committee in September 2017 and found that both our cash and annual equity compensation for our non-employee directors were at the 25th percentile of market.  In order to bring our cash compensation in line with the market median, effective January 1, 2018, our board of directors approved the following revised cash compensation levels under our Non‑Employee Director Compensation Program:

•	Each non‑employee director receives an annual cash retainer in the amount of $40,000 per year.
•	The Non-Executive Chairperson continues receives an additional annual cash retainer in the amount of $27,500 per year.
•

The chairperson of the audit committee receives additional annual cash compensation in the amount of $18,000 per year for such chairperson’s service on the audit committee. Each non‑chairperson member of the audit committee receives additional annual cash compensation in the amount of $9,000 per year for such member’s service on the audit committee.

•

The chairperson of the compensation committee receives additional annual cash compensation in the amount of $12,000 per year for such chairperson’s service on the compensation committee. Each non‑chairperson member of the compensation committee receives additional annual cash compensation in the amount of $6,000 per year for such member’s service on the compensation committee.

•

The chairperson of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $9,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non‑chairperson member of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $4,500 per year for such member’s service on the nominating and corporate governance committee.

Effective January 1, 2018, the board of directors also approved the following equity compensation levels for the Initial Grant and Annual Grant under our Non-Employee Director Compensation Program:

•	Each non-employee director receives an option to purchase 30,000 shares of our common stock upon the director’s initial appointment or election to our board of directors.
•	Each non-employee director receives an annual option to purchase 15,000 shares of our common stock on the date of each annual stockholder’s meeting.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of March 31, 2018.

Name	Age	Position(s)
Blake Wise	47	Chief Executive Officer
Kenneth J. Hillan, M.B., Ch.B.	57	President, R&D and President of Achaogen
Gary Loeb	48	General Counsel, Corporate Secretary and Chief Compliance Officer
Tobin C. Schilke	43	Chief Financial Officer
Lee Swem, Ph.D.	42	Chief Scientific Officer

Kenneth J. Hillan, M.B., Ch.B. Dr. Hillan has served as an executive officer and as a member of our board of directors since 2011. Please see Dr. Hillan’s biography set forth above in the section entitled “Proposal 1‒Election of Directors.”

Blake Wise. Mr. Wise has served as our Chief Executive Officer and as a member of our board of directors since January 2018.  Please see Mr. Wise’s biography set forth above in the section entitled “Proposal 1‒Election of Directors”.

Gary Loeb. Mr. Loeb has served as our General Counsel and Corporate Secretary since November 2016 and our Chief Compliance Officer since December 2017. He previously served as General Counsel of Sano Intelligence Inc., a medical device company, from November 2015 to June 2016, and as Executive Vice President, Business Development and General Counsel of Counsyl, Inc., a health technology company, where he worked from August 2013 to November 2015. Mr. Loeb worked for Amyris Inc., an industrial bioscience company, from 2011 to July 2013, where he served as served as General Counsel, Senior Vice President and Chief Compliance Officer. Prior to that, he was with Genentech, from 2000 to 2011, where he served as Vice President, Intellectual Property. From January 2006 to May 2015, Mr. Loeb was also an adjunct professor at University of San Francisco Law School. Mr. Loeb is currently on the board of directors for Project Open Hand, a nonprofit organization, and is on the Board of The Columbia Law School Association from 2016 through Summer 2018. Mr. Loeb holds a B.S. in Biology and a B.A. in English from Stanford University and a J.D. from Columbia Law School.

Tobin C. Schilke. Mr. Schilke has served as our Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer since July 2016. From 2002 to June 2016, Mr. Schilke served in roles of increasing responsibility at the Roche Group (including Genentech), a pharmaceutical company, including serving as Finance Director and Company Director of Roche Products Limited in the United Kingdom from August 2014 to June 2016 and serving as Director of Genentech’s Commercial Finance BioOncology Business Unit from September 2012 to August 2014. Mr. Schilke holds a B.S. from Lafayette College, a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University’s Johnson Graduate School of Management.

Lee Swem, Ph.D. Dr. Swem has served as our Chief Scientific Officer since February 2017 and, prior to that, served as our Vice President, Head of Research since October 2015. From August 2014 to September 2015, Dr. Swem was Director of our Therapeutic Antibody Program, where he developed a state-of-the-art antibody discovery platform to rapidly identify rare functional antibodies to treat serious human infectious diseases. Before joining Achaogen, Dr. Swem was with Genentech, where he served as a Consultant from August 2014 to August 2015 and a Scientist in Genentech’s Department of Infectious Disease from 2010 to August 2014. Dr. Swem completed his postdoctoral work at Princeton University. He received a B.S. in Biology and a Ph.D. in Microbiology from Indiana University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our named executive officers (“NEOs”) and provides context for the compensation decisions for our NEOs in 2017. This CD&A should be read with the tables and disclosures below. Our NEOs for 2017, along with their positions at the end of fiscal 2017, were as follows:

•	Kenneth J. Hillan, M.B., Ch.B., Chief Executive Officer;
•	Blake Wise, President and Chief Operating Officer;
•	Tobin C. Schilke, Chief Financial Officer;
•	Lee Swem, Ph.D., Chief Scientific Officer;
•	Gary Loeb, General Counsel and Chief Compliance Officer; and
•	Ian Friedland, M.D., former Chief Medical Officer.

In February 2017, Mr. Wise, previously our Chief Operating Officer, was promoted to President and Chief Operating Officer, and Dr. Swem, previously our Vice President, Head of Research was promoted to Chief Scientific Officer.  Dr. Friedland resigned as our Chief Medical Officer in March 2017. Mr. Loeb was named Chief Compliance Officer in addition to his role as General Counsel in December 2017.  Mr. Wise was further promoted to Chief Executive Officer effective January 1, 2018, replacing Dr. Hillan, who became our President, R&D and President of Achaogen, also effective January 1, 2018.

Executive Summary

2017 Performance Highlights and Pay for Performance.  Our executive compensation is designed to pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our named executive officers for fiscal year 2017 was aligned with the Company’s performance during 2017. Highlights of that performance include:

•	Submitted our first New Drug Application to the United States FDA as scheduled in October 2017 and the NDA was accepted for review with a target action date of June 25, 2018;
•	In May 2017, the FDA granted Breakthrough Therapy designation for plazomicin, the first-ever antibiotic to be granted such designation;
•	Achieved key plazomicin launch preparation milestones related to commercial staffing and infrastructure;
•

Entered into a collaboration with the Bill & Melinda Gates Foundation (“BMGF”) in which the BMGF committed up to $20.5 million in grant funding and equity investment to develop and discover antibodies against gram-negative bacteria and related technologies;

•	Initiated and completed a Phase 1 clinical trial with an orally-administered antibacterial candidate, C-Scape;
•	Discontinued the LpxC inhibitor program due to unpredictable toxicity, among other issues;
•

Hired employees to fill in key functional areas, including expanding our Executive Committee with two key hires, Ms. Janet Dorling as Chief Commercial Officer and Ms. Liz Bhatt as Chief Business Officer;

•

Continuously assessed the strategic perspective of our Board of Directors, including adding two experienced biotechnology executives to our Board of Directors, Ms. Halley Gilbert and Dr. Karen Bernstein;

•	Secured funding and partnerships for the organization through both non-dilutive funding and capital markets; and
•	Assisted in retention of employees by advancing Company culture and supporting employees as demonstrated through employee surveys.

2017 Compensation Highlights.  Consistent with our compensation philosophy, key compensation decisions for 2017 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities.  In 2017, our CEO’s annual base salary was increased 4% from his 2016 annual base salary, and the base salaries of our other NEOs were increased from 1% to 16%, in some cases reflecting increased responsibilities and promotions.  Such increases were reviewed in light of the market analysis of our independent compensation consultant.

•

Annual Cash Incentives.  For 2017 performance-based annual bonus program, our Board considered a mix of clinical, research, talent and other strategic goals intended to promote our business plan and short-term goals. After assessing the extent to which we achieved these goals in 2017, the Board and Compensation Committee set the corporate performance component of annual bonus payout at 70% of target for NEOs.

•

Equity-Based Long Term Incentives. In 2017, we granted approximately 76% of our NEOs’ (excluding Dr. Friedland, who separated in March 2017) target direct compensation as equity-based compensation in the form of stock options and restricted stock units (“RSUs”). One-fifth of our annual stock option and RSUs grants vest based on the achievement of pre-established stock price levels, as well as continued service.  We believe that stock options and RSUs effectively align the interests of our executives with those of our stockholders, providing significant leverage if our growth objectives are achieved while providing significant retention value.  In addition, our NEOs may only realize value from our performance-vesting stock options and RSUs if the pre-established stock price levels are attained.

Commitment to Pay for Performance. Our executive compensation is designed to pay in accordance with our corporate and individual performance. Accordingly, approximately 91% of our CEO’s and approximately 77%  of our other NEOs’ (excluding Dr. Friedland, who separated in March 2017) total targeted compensation for fiscal year 2017 (based on annual base salary, target cash bonus and grant date fair value of equity awards) was in the form of either (a) annual cash incentives that are tied to actual performance against pre-determined strategic and operational objectives and (b) equity awards, that are directly linked to our stock price performance and foster long-term focus and retention.

Compensation Governance and Best Practices.  We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Don’t Do
✓ Pay for performance. A significant percentage of total target compensation is pay at-risk that is connected to performance.

✘ No guaranteed annual salary increases or bonuses.  Our named executive officers’ salary increases are based on individual evaluations and market factors; their annual cash incentives are tied to corporate and individual performance.

✓ Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.	✘ No tax gross-ups. We do not provide any tax gross-ups to our named executive officers.
✓ Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.	✘ No perquisites. We do not provide any perquisites or personal benefits solely to our named executive officers.
✓ No single trigger equity acceleration. We do not provide for automatic acceleration of equity awards upon a change in control, unless awards are not assumed or substituted.	✘ No executive retirement plans. We do not maintain executive or supplemental retirement plans independent of the plan available for all employees.
✓ Annual comparator peer group review. The Committee, in conjunction with our compensation consultant, reviews the makeup of our comparator peer group annually.	✘ No hedging or pledging permitted. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

Executive Compensation Objectives and Philosophy

The principal objective of our executive compensation programs is to attract, retain, motivate and reward individuals with the executive experience and skills necessary for us to achieve our ultimate goal of increasing stockholder value. In order to do this, our executive compensation programs are designed to:

•	Attract and retain individuals of superior ability, experience and management talent;
•	Motivate and reward executives whose knowledge, skills and performance ensure continued success;
•	Align compensation with corporate strategies, business and financial objectives, operational needs and the long-term interests of our stockholders;
•	Ensure that elements of compensation do not encourage excessive risk-taking; and
•	Ensure that total compensation is fair, reasonable and competitive relative to both internal and external comparison points.

Determination of Executive Compensation

Our compensation committee (the “Compensation Committee”) is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our CEO, whose compensation is determined by the Board. For

2017, Mr. Loeb received no adjustment to compensation from 2016 because he began employment in the final quarter of 2016.

In setting executive compensation, the Compensation Committee generally seeks to set total compensation with reference to the market median, but considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, each executive’s experience, tenure and criticality of position, internal equity pay considerations and the demand for talent.  Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge.  Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, we retained Radford, an AonHewitt company, as an independent compensation consultant to provide a competitive review of executive compensation, including base salary, annual incentives and equity compensation as compared with market data.  In consultation with Radford, in September 2016, our Compensation Committee selected our peer group based on the following criteria: (i) pre-commercial/late stage of development companies located in biotechnology hubs; (ii) market capitalization generally under $500 million; and (iii) headcount generally under 150 employees.

In December 2016, following the Company’s release of news of positive data for its key clinical trials, the Company’s stock price increased significantly, and the Company determined that it was appropriate to re-examine the September 2016 peer group.  Following review of the Company’s then-current profile, Radford recommended a peer group based on a revised market capitalization criterion of approximately $150 million to $1.5 billion and a revised headcount criterion of under 200 employees.  The other criteria remained the same.  Based on these criteria, the Compensation Committee approved the following adjusted peer group in January 2017:

• Adamas Pharmaceuticals	• ChemoCentryx	• Otonomy	• Zogenix
• Aerie Pharmaceuticals	• Cytokinetics	• Portola Pharmaceuticals
• Aimmune Therapeutics	• Dermira	• Rigel Pharmaceuticals
• Akebia Therapeutics	• Enanta Pharmaceuticals	• Versartis
• Ardelyx	• Intra-Cellular Therapies	• Xencor

In February 2017, Radford performed an executive compensation assessment based on data from the most recent public filings for the Company’s peer group, as well as the Radford 2016 Global Life Sciences Survey, which includes public U.S. pre-commercial bio/pharma companies with market capitalization between $150 million and $1.5 billion, with such information updated to April 1, 2017 using a 3% annual update factor.  Based on this assessment, Radford found that our executive officers’ 2016 compensation, updated assuming a 3% increase to base salary, target bonuses of 40% for executives below CEO and equity award values at 50%, were generally positioned between the 50th and 60th percentiles, with competitiveness varying by role.  This assessment found that our CEO’s total compensation, as adjusted, was between the 25th and 50th percentile of market, with target total cash compensation below the 25th percentile.

In September 2017, following consultation with Radford and review of the Company’s profile, the Compensation Committee approved a new peer group for determining 2018 compensation based on pre-commercial/commercial biopharmaceutical companies with market capitalization of approximately $250 million to $2.5 billion and headcount of under 250 employees, with emphasis on biotechnology hubs.  The September 2017 peer group had the following changes from the January 2017 peer group: Ardelyx, Intra-Cellular Therapies, Rigel Pharmaceuticals and Zogenix were removed, and Global Blood Therapeutics, Halozyme Therapeutics, Omeros Radius Health, Sarepta Therapeutics, Spark Therapeutics, Ultragenyx Pharmaceutical were added. Our current peer group as of April 2018 thus consists of:

• Adamas Pharmaceuticals	• Cytokinetics	• Omeros	• Ultragenyx Pharmaceutical
• Aerie Pharmaceuticals	• Dermira	• Otonomy	• Versartis
• Aimmune Therapeutics	• Enanta Pharmaceuticals	• Radius Health	• Xencor
• Akebia Therapeutics	• Global Blood Therapeutics	• Sarepta Therapeutics
• ChemoCentryx	• Halozyme	• Spark Therapeutics

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;
•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives;
•

Equity Based Long-Term Incentive Compensation.  Equity compensation, provided in the form of stock options and RSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees.  We also maintain change in control and severance arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control.  Each of these elements of compensation for 2017 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability.  Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire.  Our Compensation Committee considers the 50th percentile of market in setting base salaries, though it takes into account other factors as set forth under “Determination of Executive Compensation.”  In February 2017, our Compensation Committee (or Board in the case of Dr. Hillan) approved salary increases for 2017 as set forth below, which were based on market data, individual performance and promotions, as applicable.  The base salaries for Mr. Wise and Dr. Swem were also intended to reflect their increased responsibilities in connection with their promotions to President and Chief Operating Officer and Chief Scientific Officer, respectively.  Following such determinations, our NEOs’ base salaries were as set forth below:

Name	2017 Annual Base Salary	% Increase from 2016
Kenneth Hillan M.B., Ch.B.	$452,400	4.0%
Blake Wise	$450,000	9.8%
Tobin C. Schilke	$365,000	15.9%
Lee Swem, Ph.D.	$320,000	16.4%
Gary Loeb(1)	$360,000	0.0%
Ian Friedland, M.D.	$426,700	1.0%

(1)	Mr. Loeb was not eligible for a salary increase as he joined the Company in the final quarter of 2016.

Annual Performance-Based Incentive Compensation

For 2017, our NEOs were eligible for performance‑based cash incentives pursuant to the achievement of certain performance objectives, as well as individual contributions for our NEOs other than our CEO. Each NEO’s target bonus opportunity is expressed as a percentage of base salary.  For 2017, our Board and Compensation Committee set target bonus levels based on different tiers for our CEO, President, EVPs and SVPs, as the Board and Compensation Committee believes that the level of responsibility held by each executive directly correlates to the executive’s ability to influence corporate results. In February 2017, our Compensation Committee (or Board in the case of Dr. Hillan) approved the target bonuses set forth below, which remained unchanged from 2016, other than for Mr. Wise and Dr. Swem, whose target bonuses were increased from 35% and 30%, respectively from 2016.  These increases reflect their increased responsibilities in connection with their promotions to President and Chief Operating Officer and Chief Scientific Officer, respectively, and are consistent with the Company’s target bonus levels for each tier of executive.

Name	2017 Target Bonus
Kenneth Hillan, M.B., Ch.B.	50%
Blake Wise	45%
Tobin C. Schilke	35%
Lee Swem, Ph.D.	35%
Gary Loeb	35%
Ian Friedland, M.D.	35%

Under our 2017 bonus program, Dr. Hillan’s bonus was 100% tied to our performance on corporate goals. Each of our other NEOs’ bonuses were determined based on corporate performance with respect to 70% and individual performance with respect to 30%. For determining the corporate performance bonus amounts for our NEOs for 2017, the Board set certain corporate performance goals for fiscal 2017, consisting of primary milestones and secondary goals related to the regulatory approval of and launch preparations for plazomicin, business development objectives, research and development initiatives, fundraising targets and human resources metrics. The Board believed that each of these goals would require a high level of executive officer performance in order to be achieved. The Board also retained discretion to consider factors related to Company performance that may not have been anticipated when the goals were established at the beginning of the year.  The Board has a practice and history of considering all important aspects of Company and executive performance in setting actual bonuses.  Further, although partial achievement of a specific goal is not factored into the calculation of overall goal achievement, the Board can consider activities supporting such partial achievement in setting overall bonus payouts.

For 2017, the Board weighted the goals to reflect the relative importance of the activities to the Company’s annual success.  Specifically, given the focus of the Company in launching its first product, the Board weighted the 2017 goals related to plazomicin and related activities at 50% of the Company’s overall achievement of corporate performance and were to be considered in their totality.  These goals included the following targets to support Company performance:

•	Continued progress in regulatory filings for plazomicin and interactions with the FDA;
•	Hiring, retention and infrastructure goals in connection with establishing a medical affairs organization to support plazomicin and future products;
•	Hiring, retention and infrastructure goals in connection with building a commercial team to support the expected launch of plazomicin in 2018;
•	Establishment and support of plazomicin supply and supply chain agreements and operations to support drug product supply for the expected launch of plazomicin in 2018; and
•	Sourcing and identifying partnership opportunities with respect to development and commercialization of plazomicin outside of the United States.

The 2017 goals for all other activities of the Company supported the remaining 50% of the Company’s overall achievement of corporate performance.  These goals included targets to support a broad range of activities connected to the Company’s pipeline and infrastructure:

•	Goals relating to patient enrollment in clinical trials at various time points in 2017;
•	Identification of promising product candidates in research and advancement of research candidates into the early development candidate pipeline;
•

Continued progress with respect to research-stage product candidates, including activities relating to lead optimization and supporting both the small molecule and antibody components of the Achaogen pipeline;

•	Attainment of milestones with respect to the end-of-year culture survey offered to all Achaogen employees; and
•	Financial operation of the Company consistent with expected budgets and securing additional funding, including non-dilutive funding, to support 2018 activities and beyond.

The Board intentionally set Achaogen’s goals at aggressive and challenging levels to motivate and incentivize our named executive officers. For 2017, corporate performance was reviewed by the Compensation Committee and the Board in January 2018. Based on the goals set at the beginning of 2017, the Board determined that the Company had met 80% of its goals in connection with the support and progress of plazomicin and 40% of its goals in connection with all other activities supported by the Company.  Overall, the Board determined that the Company had achieved 60% of its target goals, equivalent to a 70% corporate bonus under the payout formula adopted by the Board in early 2017.  For our CEO, following a recommendation of the Compensation Committee and based on the Company’s performance, the Board determined that the bonus payout for the CEO was 70%.  For our NEOs other than our CEO, individual performance was reviewed by the Compensation Committee following input from the CEO and was based on a holistic evaluation of the NEO’s performance given his area of responsibility, influence on corporate performance and contributions to the Company.  Based on this review, the Compensation Committee determined that each NEO’s bonus payout, reflecting the Compensation Committee’s and CEO’s evaluation of both corporate and individual performance, was as follows:  Mr. Wise: 70%; Mr. Schilke: 66%; Dr. Swem: 71%; and Mr. Loeb: 71%. Dr. Friedland was not eligible to receive a 2017 annual bonus because he resigned in March 2017.  The NEOs’ 2017 bonuses are set forth in the “Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay.  In 2017, we granted equity-based compensation to our NEOs under our 2014 Equity Incentive Award Plan in the form of stock options and RSUs, with a blend of options comprising 70% of the value of annual grants and RSUs comprising 30% of the value of annual grants.  In addition, 20% of our annual grants were comprised of stock options and RSUs that vest subject to certain stock price thresholds in order to incentivize our named executive officers to achieve such thresholds and deliver value to our stockholders.  In determining the size of annual equity award grants, the Compensation Committee and Board considered market data, as well as the value of the executives vested and unvested equity.   The table below sets forth annual grants made to our NEOs in February 2017:

Name	Time-Based Stock Options	Time-Based RSUs	Performance-Based Stock Options	Performance-Based RSUs
Dr. Hillan	160,000	32,000	40,000	8,000
Mr. Wise	80,000	16,000	20,000	4,000
Mr. Schilke	50,400	10,800	12,600	2,700
Dr. Swem	40,000	8,000	10,000	2,000

Mr. Loeb was not eligible for an annual equity award grant in 2017 as he was granted options and restricted stock units in the final quarter of 2016 in connection with his commencement of employment with the Company. Dr. Friedland did not receive an annual equity award grant in 2017.

The time-based stock option awards vest as to 1/48th of the shares subject to the award on each monthly anniversary of the vesting commencement date, subject to continued service on each applicable vesting date. The time-based RSUs vest in four successive and equal annual installments on the anniversary of the vesting commencement date, subject to continued service on each applicable vesting date. The performance-based awards vest as follows: (i) 40% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $30.00 per share; (ii) 40% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $40.00 per share; and (iii) 20% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $55.00 per share, in each case subject to continued service on each applicable vesting date.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, such that a portion of their eligible compensation may be deferred on a pre-tax basis.  Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan.  In 2017, we provided matching contributions to employees under the 401(k) plan in amounts up to 50% of employees’ contributions, up to 8% of annual earnings.

Perquisites and Other Personal Benefits

We do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We are party to change in control severance agreements with each of our NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason.  Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation.  In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction.  The payments and benefits provided under our severance and change in control arrangements are designed to provide our NEOs with treatment that is competitive with market practices.  A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2017, are set forth in “Potential Payments Upon Termination or Change in Control” below.

In connection with his resignation as our Chief Medical Officer in March 2017, we entered into a transition and severance agreement with Dr. Friedland, which provided for certain severance benefits and payments.  A description of this agreement and amounts Dr. Friedland was eligible to receive under the agreement are set forth in “Potential Payments Upon Termination or Change in Control” below.

2018 Leadership Transition

Effective January 1, 2018, Mr. Wise was promoted to Chief Executive Officer, replacing Dr. Hillan, who became our President, R&D. The Board also appointed Mr. Wise as a member of the Board, effective January 1, 2018.  Dr. Hillan remains a member of the Board.

In connection with Mr. Wise’s promotion, the Board approved (i) an increase in Mr. Wise’s annual base salary to $548,600, effective January 1, 2018 and (ii) an increase in Mr. Wise’s discretionary annual bonus target to 55% of his base salary for the 2018 fiscal year, with the payment amount based upon performance as determined by the Board.  In addition, Mr. Wise was granted an option to purchase 106,000 shares of the Company’s common stock effective January 1, 2018, which vests as to 1/48th of the shares subject to the option on each monthly anniversary of January 1, 2018, subject to Mr. Wise continuing to provide services to the Company through each such vesting date.

In addition, effective January 1, 2018, the Board approved a change in control severance agreement to replace Mr. Wise’s existing change in control severance agreement, which provides that, in the event his employment is terminated by the Company other than for cause or he experiences a constructive termination, he will receive as severance 12 months of his base salary paid in a single cash lump sum, 12 months of COBRA reimbursement and accelerated vesting of equity awards with respect to the number of shares that would have vested during the 12 months following his termination date had his employment continued.  Further, in the event his employment is terminated other than for cause or he experiences a constructive termination, in each case, within the period commencing three months prior to a change in control and ending 12 months after a change in control, his severance will consist of 18 months of his base salary paid in a single cash lump sum, 100% of his target bonus paid in a single cash lump sum, assuming achievement of performance goals at 100% of target, 18 months of COBRA reimbursement and full vesting acceleration for equity awards he holds.

Effective January 1, 2018, the Board also approved a change in control severance agreement to replace Dr. Hillan’s existing change in control severance agreement, which provides that, in the event his employment is terminated by the Company other than for cause or he experiences a constructive termination, he will receive as severance 12 months of his base salary paid in a single cash lump sum, 12 months of COBRA reimbursement and accelerated vesting of equity awards with respect to the number of shares that would have vested during the 12 months following his termination date had his employment continued.  Further, in the event his employment is terminated other than for cause or he experiences a constructive termination, within the period commencing three months prior to a change in control and ending 12 months after a change in control, his severance will consist of 15 months of his base salary paid in a single cash lump sum, 100% of his target bonus paid in a single cash lump sum, assuming achievement of performance goals at 100% of target, 15 months of COBRA reimbursement and full vesting acceleration for equity awards he holds.

The foregoing changes to each of Mr. Wise’s and Dr. Hillan’s severance benefits are consistent with the severance benefit levels established by our Board and Compensation Committee for the positions of CEO and President, respectively.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies.  Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”). In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain “covered employees.”  Prior to the Tax Cuts and Jobs Act of 2017, covered employees included our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the preceding taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million limitation.  As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers.  The Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation, and as a result of the Tax Cuts and Jobs Act of 2017, the Company may no longer take a deduction for any compensation paid to its covered employees in excess of $1 million.

Nonqualified Deferred Compensation.  The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments.  Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax.  We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation.  We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards.  ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards.  This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.  ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, to the extent named executive officer was a named executive officer for such fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Kenneth J. Hillan, M.B., Ch.B.,	2017	452,400	3,263,200		938,528		158,340	10,600	(3)	4,823,068
Chief Executive Officer	2016	435,000	364,087		105,996		326,000	10,600		1,241,683
	2015	425,000	732,562		336,168		170,000	7,950		1,671,680
Blake Wise,	2017	450,000	1,631,600		469,264		141,750	9,000	(3)	2,701,614
President and Chief Operating Officer	2016	410,000	89,280		23,166		225,000	9,000		756,446
	2015	102,500	594,474		219,750		—	—		916,724
Tobin C. Schilke,
Chief Financial Officer	2017	365,000	1,027,908		316,753		84,000	9,000	(3)	1,802,661
Lee Swem, Ph.D.,
Chief Scientific Officer	2017	320,000	815,800		234,632		79,000	9,000	(3)	1,458,432
Gary Loeb,
General Counsel and Chief Compliance Officer	2017	360,000	—		—		89,000	9,000	(3)	458,000
Ian Friedland, M.D.,	2017	88,896	481,506	(5)	106,838	(5)	—	677,402	(4)	1,354,642
Former Chief Medical Officer	2016	422,500	149,300		45,907		200,000	10,600		828,307
	2015	410,200	381,538		176,700		120,000	7,950		1,096,388

(1)

Amounts shown represent the grant date fair value of stock options or restricted stock units granted, as calculated in accordance with ASC Topic 718. The grant date fair value of stock options with a market condition is based on the probable outcome of such condition; no maximum value applies. See Note 10 of the financial statements included in our Annual Report on Form 10‑K filed February 27, 2018 for the assumptions used in calculating these amounts.

(2)

The amounts reported in the Non‑Equity Incentive Plan Compensation column represent the annual cash performance‑based bonuses earned by our NEOs pursuant to the achievement of certain corporate performance objectives and individual performance. The amounts listed for 2017 were paid to the named executive officers in early 2018. Please see the descriptions of the 2017 annual bonus program in “Compensation Discussion and Analysis - Annual Performance-Based Incentive Compensation” above.

(3)	Amounts represent the Company’s matching contribution under its 401(k) plan.
(4)

Amounts represent payments received by Dr. Friedland pursuant to his transition and separation agreement and consulting agreement with the Company, including (i) $319,800, representing nine months of his base salary; (ii) $5,697, representing nine months of reimbursement for COBRA premiums; (iii) $5,000 representing the Company’s matching contribution under its 401(k) plan; and (iv) $346,905, representing consulting fees paid to Planet Pharma, LLC and Friedland Strategic Consulting, LLC for Dr. Friedland’s services to the Company.

(5)

Amounts for Dr. Friedland represent the incremental fair value of stock and option awards modified pursuant to the transition and separation agreement entered into with him. See Note 10 of the financial statements included in our Annual Report on Form 10‑K filed February 27, 2018 for the assumptions used in calculating these amounts.

2017 Grants of Plan-Based Awards

The following table sets forth information about the non-equity incentive award and equity-based awards granted to our NEOs in 2017.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Kenneth J. Hillan, M.B., Ch.B.	2/22/2017		226,200
	2/22/2017					40,000	(3)	23.62	642,400
	2/22/2017			8,000	(4)				182,688
	2/22/2017					160,000	(5)	23.62	2,620,800
	2/22/2017			32,000	(6)				755,840
Blake Wise	2/22/2017		202,500
	2/22/2017					20,000	(3)	23.62	321,200
	2/22/2017			4,000	(4)				91,344
	2/22/2017					80,000	(5)	23.62	1,310,400
	2/22/2017			16,000	(6)				377,920
Tobin C. Schilke	2/22/2017		127,750
	2/22/2017					12,600	(3)	23.62	202,356
	2/22/2017			2,700	(4)				61,657
	2/22/2017					50,400	(5)	23.62	825,552
	2/22/2017			10,800	(6)				255,096
Lee Swem, Ph.D.	2/22/2017		112,000
	2/22/2017					10,000	(3)	23.62	160,600
	2/22/2017			2,000	(4)				45,672
	2/22/2017					40,000	(5)	23.62	655,200
	2/22/2017			8,000	(6)				188,960
Gary Loeb(7)	2/22/2017		126,000
Ian Friedland, M.D.	2/22/2017		149,345
	3/14/2017	(8)				8,253		3.65	160,038
	3/14/2017	(8)				18,279		8.04	240,336
	3/14/2017	(8)				9,657		11.78	81,131
	3/14/2017	(8)		6,125					106,838

(1)

The target incentive plan amounts represent the payouts that would have occurred based on the 100% achievement of 2016 performance goals. No minimum threshold amount or maximum amount beyond the target amount was established. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”

(2)

Amounts shown represent the grant date fair value of stock options or restricted stock units granted, as calculated in accordance with ASC Topic 718. The grant date fair value of stock options or RSUs with a market condition is based on the probable outcome of such condition; no maximum value applies. See Note 10 of the financial statements included in our Annual Report on Form 10‑K filed February 27, 2018 for the assumptions used in calculating these amounts.

(3)

Amounts reflect the number of shares that may vest under our stock options granted with market-based conditions.  Such stock options vest as follows: (i) 40% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $30.00 per share; (ii) 40% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $40.00 per share; and (iii) 20% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $55.00 per share, in each case subject to continued service on each applicable vesting date.  The threshold amount assumes the Company’s common stock reaches the $30.00 price threshold, and the target and maximum amounts assume the Company’s common stock reaches the $55.00 price threshold.

(4)

Amounts reflect the number of RSUs granted with market-based conditions that may vest.  Such RSUs vest as follows: (i) 40% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $30.00 per share; (ii) 40% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $40.00 per share; and (iii) 20% will vest on the 30th consecutive trading date that the closing trading price of the Company’s common stock reaches or exceeds $55.00 per share, in each case subject to continued service on each applicable vesting date.  The threshold amount assumes the Company’s common stock reaches the $30.00 price threshold, and the target and maximum amounts assume the Company’s common stock reaches the $55.00 price threshold.

(5)	These options vest as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date, subject to continued service on the applicable vesting date.
(6)	These RSUs vest as to 1/4th of the shares subject to the option on each annual anniversary of the vesting commencement date, subject to continued service on the applicable vesting date.
(7)	Mr. Loeb was not eligible for an annual equity award grant as he joined the Company in the final quarter of 2016. Dr. Friedland did not receive an annual equity grant in 2017.
(8)

Amount represents the incremental fair value of stock and option awards modified pursuant to the transition and separation agreement entered into with Dr. Friedland as calculated in accordance with ASC Topic 718. See Note 10 of the financial statements included in our Annual Report on Form 10‑K filed February 27, 2018 for the assumptions used in calculating these amounts.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards								Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kenneth J. Hillan, M.B., Ch.B
	4/18/2011		132,727	—	—		6.93	6/7/2021	—	—	—		—
	4/18/2011		44,545	—	—		6.93	6/7/2021	—	—	—		—
	4/18/2011		22,272	—	—		6.93	6/22/2021	—	—	—		—
	3/8/2012		132,763	—	—		7.26	3/8/2022	—	—	—		—
	—		—	—	100,600	(2)	7.26	3/8/2022	—	—	—		—
	1/30/2014		76,363	—	—		9.24	1/30/2024	—	—	—		—
	—		—	—	60,000	(3)	9.24	1/30/2024	—	—	—		—
	3/11/2015	(4)	76,793	34,907	—		10.44	3/11/2025	—	—	—		—
	3/11/2015	(5)	—	—	—		—	—	16,100	172,914	—		—
	2/19/2016	(4)	35,520	41,980	—		3.65	2/19/2026	—	—	—		—
	—		15,500	—	23,250	(6)	3.65	2/19/2026	—	—	—		—
	—		—	—	38,750	(7)	3.65	2/19/2026	—	—	—		—
	2/19/2016	(5)	—	—	—		—	—	12,375	132,908	—		—
	—		—	—	—		—	—	—	—	4,950	(8)	53,163
	—		—	—	—		—	—	—	—	8,250	(9)	88,605
	2/22/2017	(4)	33,333	126,667	—		23.62	2/22/2027	—	—	—		—
	—		—	—	40,000	(11)	23.62	2/22/2027	—	—	—		—
	2/22/2017	(X)	—	—	—		—	—	32,000	343,680	—		—
	—		—	—	—		—	—	—	—	8,000	(12)	85,920
Blake Wise	9/25/2015	(10)	88,020	74,480	—		5.86	10/1/2025	—	—	—		—
	9/25/2015	(5)	—	—	—		—	—	18,750	201,375	—		—
	—		—	—	23,250	(6)	3.65	2/26/2026	—	—	—		—
	—		—	—	—		—	—	—	—	4,950	(8)	53,163
	2/22/2017	(4)	16,666	63,334	—		23.62	2/22/2027	—	—	—		—
	—		—	—	20,000	(11)	23.62	2/22/2027	—	—	—		—
	2/22/2017	(5)	—	—	—		—	—	16,000	171,840	—		—
	—		—	—	—		—	—	—	—	4,000	(12)	42,960
Tobin C. Schilke	7/5/2016	(10)	35,416	64,584	—		4.09	7/5/2026	—	—	—		—
	—		—	—	15,600	(6)	4.09	7/5/2026	—	—	—
	7/5/2016	(5)	—	—	—		—	—	16,125	173,183	—		—
	—		—	—	—		—	—	—	—	3,300	(8)	35,442
	2/22/2017	(4)	10,500	39,900	—		23.62	2/22/2027	—	—	—		—
	—		—	—	12,600	(11)	23.62	2/22/2027	—	—	—		—
	2/22/2017	(5)	—	—	—		—	—	10,800	115,992	—		—
	—		—	—	—		—	—	—	—	2,700	(12)	28,998
Lee Swem, Ph.D.	9/25/2014	(10)	25,000	5,000	—		8.04	9/25/2024	—	—	—		—
	9/25/2014	(5)	—	—	—		—	—	1,225	13,157	—		—
	9/25/2015	(5)	—	—	—		—	—	2,250	24,165	—		—
	9/24/2015	(4)	11,250	8,750	—		6.99	9/24/2025	—	—	—		—
	2/19/2016	(4)	9,166	10,834	—		3.65	2/19/2026	—	—	—		—
	—		—	—	13,500	(6)	3.65	2/19/2026	—	—	—		—
	2/19/2016	(5)	—	—	—		—	—	3,375	36,248	—		—
	—		—	—	—		—	—	—	—	3,030	(8)	32,542
	—		8,000	—	12,000	(6)	4.34	9/23/2026	—	—	—		—
	2/22/2017	(4)	8,333	31,667	—		23.62	2/22/2027	—	—	—		—
	—		—	—	10,000	(11)	23.62	2/22/2027	—	—	—		—
	2/22/2017	(5)	—	—	—		—	—	8,000	85,920	—		—
	—		—	—	—		—	—	—	—	2,000	(12)	21,480
Gary Loeb	11/18/2016	(10)	15,437	41,563	—		4.86	11/18/2026	—	—	—		—
	—		—	—	8,400	(6)	4.86	11/18/2026	—	—	—
	11/18/2016	(5)	—	—	—		—	—	9,000	96,660	—		—

	Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	—	—	—	—	—	—	—	—	1,800	(8)	19,332
Ian Friedland, M.D.	9/25/2014	31,670	—	—	8.04	9/30/2018	—	—	—		—
	2/5/2015	30,042	—	—	11.78	9/30/2018	—	—	—		—
	2/26/2016	11,110	—	—	3.65	9/30/2018	—	—	—		—
	2/26/2016	8,000	—	—	3.65	9/30/2018	—	—	—		—
	3/14/2017	18,279	—	—	8.04	9/30/2018	—	—	—		—
	3/14/2017	9,657	—	—	11.78	9/30/2018	—	—	—		—
	3/14/2017	8,253	—	—	3.65	9/30/2018	—	—	—		—

(1)	The dollar amounts shown are determined by multiplying the number of unvested units by $10.74, the closing price of the Company’s common stock on December 29, 2017.
(2)

The option is exercisable immediately, in whole or in part, conditioned upon Dr. Hillan entering into a restricted stock purchase agreement with respect to any unvested shares. The shares subject to the option vest and/or are released from the Company’s repurchase option, as to 47,472 of the shares subject to the option on the date that the closing trading price of the Company’s common stock first reaches or exceeds $33.00 per share, as to 47,472 of the shares subject to the option on the date that the closing trading price of the Company’s common stock first reaches or exceeds $55.00 per share, and as to 5,656 of the shares subject to the option on the date that the closing trading price of the Company’s common stock first reaches or exceeds $77.00 per share (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) respectively, subject to Dr. Hillan continuing to provide services to the Company through such vesting date.

(3)

The option is exercisable immediately, in whole or in part, conditioned upon Dr. Hillan entering into a restricted stock purchase agreement with respect to any unvested shares. The shares subject to the option vest and/or are released from the Company’s repurchase option, as to one‑third of the shares subject to the option on the date that the closing trading price of the Company’s common stock first reaches or exceeds each of $33.00, $55.00 and $77.00 per share (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) respectively, subject to Dr. Hillan continuing to provide services to the Company through such vesting date.

(4)

The shares subject to the option vest and become exercisable as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date, such that all shares will be vested and exercisable on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through such vesting date.

(5)

The restricted stock units shall vest as to 1/4th of the shares on each annual anniversary of the vesting commencement date, so that 100% of the restricted stock units are vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date.

(6)

The shares subject to the option vest as to 40% of the shares subject to the option on 30th consecutive date that the closing trading price of the Company’s common stock is at least $12.00 per share, as to 40% of the shares subject to the option on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $25.00 per share, and as to 20% of the shares subject to the option on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $55.00 per share (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), subject to the NEO continuing to provide services to the Company through such vesting date.

(7)

100% of the shares subject to the option will vest on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $25.00 per share (as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), subject to the NEO continuing to provide services to the Company through such vesting date.

(8)

The restricted stock units vest as to 40% of the restricted stock units on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $12.00 per share, as to 40% of the restricted stock units on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $25.00 per share, and as to 20% of the restricted stock units on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $55.00 per share (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), subject to the NEO continuing to provide services to the Company through such vesting date.

(9)

100% of the restricted stock units will vest on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $25.00 per share (as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), subject to the NEO continuing to provide services to the Company through such vesting date.

(10)

The shares subject to the option vest and become exercisable as to 1/4th of the shares subject to the option on the first anniversary of the vesting commencement date, and thereafter as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date, such that all shares will be vested and exercisable on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through such vesting date.

(11)

The shares subject to the option vest as to 40% of the shares subject to the option on 30th consecutive date that the closing trading price of the Company’s common stock is at least $30.00 per share, as to 40% of the shares subject to the option on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $40.00 per share, and as to 20% of the shares subject to the option on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $55.00 per share (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), subject to the NEO continuing to provide services to the Company through such vesting date.

(12)

The restricted stock units vest as to 40% of the restricted stock units on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $30.00 per share, as to 40% of the restricted stock units on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $40.00 per share, and as to 20% of the restricted stock units on the 30th consecutive date that the closing trading price of the Company’s common stock is at least $55.00 per share (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), subject to the NEO continuing to provide services to the Company through such vesting date.

Option Exercises and Stock Vested in 2017

The following table sets forth options exercised in 2017 and stock awards that vested in 2017 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kenneth J. Hillan, M.B., Ch.B.	—	—	15,475	366,822
Blake Wise	—	—	12,675	206,211
Tobin C. Schilke	—	—	7,575	155,367
Lee Swem, Ph.D.	—	—	5,495	97,387
Gary Loeb	—	—	4,200	68,424
Ian Friedland, M.D.	45,926	736,546	13,850	263,136

(1)	Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price
(2)	Amounts are calculated by multiplying the number of shares underlying RSUs by our closing stock price on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our NEOs that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our NEOs that provides for the deferral of compensation on a basis that is not tax-qualified.

Estimated Payments Upon Termination or Change in Control

Change in Control Severance Agreements

Pursuant to the change in control severance agreements in place as of January 1, 2017 with each of our NEOs, in the event the NEO’s employment is terminated other than for “cause” (as defined in the change in control severance agreements) or he experiences a “constructive termination” (as defined in the change in control severance agreements), in each case, other than during the period commencing three months prior to and ending 12 months following a change in control, and he executes and does not revoke a general release of claims in favor of the Company, then (i) the NEO will receive a severance payment equal to nine months (or 12 months for Dr. Hillan) of his base salary, payable in a lump sum; (ii) nine months (or 12 months for Dr. Hillan) of COBRA reimbursement; and (iii) nine months’ (or 12 months’ for Dr. Hillan) accelerated vesting of the NEO’s outstanding equity awards. In addition, in the event the NEO’s employment is terminated other than for “cause” or he experiences a “constructive termination” (each, as defined in the change in control severance agreements), in each case, during the period commencing three months prior to and ending 12 months following a change in control of the Company, and he executes and does not revoke a general release of claims in favor of the Company, then (i) the NEO will receive a severance payment equal to 12 months (or 18 months for Dr. Hillan) of his base salary, payable in a lump sum; (ii) 100% of his target annual bonus, payable in a single lump sum; (iii) 12 months (or 18 months for Dr. Hillan) of COBRA reimbursement; and (iii) full vesting acceleration of the NEO’s outstanding equity awards.  The change in control severance agreements also include a Section 280G “best pay” provision, which provides that if any amount received by the executive pursuant to the agreement or otherwise that would be subject to the excise tax imposed by Section 4999 of the Code, the executive would receive the full amount of the payments and benefits or an amount reduced so that no portion would be subject to the excise tax, whichever would result in the largest payment to the executive on an after-tax basis.

In February 2017, our Compensation Committee approved a new form of change in control severance agreement, providing for a new tiers of benefits for our President/Executive Vice Presidents and Vice President.  In connection with Mr. Wise’s promotion to President and Chief Operating Officer, we entered into this new form of change in control severance agreement with Mr. Wise.  Pursuant to this agreement, in the event his employment is terminated other than for cause or he experiences a constructive termination, in each case, other than during the period commencing three months prior to and ending 12 months following a change in control, and he executes and does not revoke a general release of claims in favor of the Company, then (i) he will receive a severance payment equal to 12 months of his base salary, payable in a lump sum; (ii) 12 months of COBRA reimbursement; and (iii) 12 months’ accelerated vesting of his outstanding equity awards. In addition, in the event Mr. Wise’s employment is terminated other than for cause or he experiences a constructive termination, in each case, during the period commencing three months prior to and ending 12 months following a change in control of the Company, and he executes and does not revoke a general release of claims in favor of the Company, then (i) he will receive a severance payment equal to 15 months of his base salary, payable in a lump sum; (ii) 100% of his target annual bonus, payable in a single lump sum; (iii) 15 months of COBRA reimbursement; and (iii) full vesting acceleration of his outstanding equity awards.  Mr. Wise’s new change in control severance agreement also contains a 280G “best pay” provision.

In connection with Mr. Wise’s and Dr. Hillan’s appointments to Chief Executive Officer and President, R&D, respectively, effective January 1, 2018, we entered into new change in control severance agreements with each of them, as described above under “2018 Leadership Transition.”

Equity Incentive Plans

Under our 2014 Equity Incentive Award Plan and our Amended and Restated 2003 Stock Plan, in the event that within the twelve month period following a change in control, a participant is terminated by the Company other than for “cause” (as defined in the applicable plan) or by the participant for “good reason” (as defined in the applicable plan), then each outstanding equity award held by the participant will vest in full on the date of his or her termination.

Transition and Separation Agreement with Ian Friedland

In connection with Dr. Friedland’s resignation from his position as our Chief Medical Officer, we entered into a transition and separation agreement (the “Separation Agreement”) with him on March 14, 2017, which provided for certain severance payments and benefits in exchange for a release of claims against the Company, and, effective as of March 16, 2017, amended the consulting agreement we had entered into with Planet Pharma, LLC (a firm with which Dr. Friedland is associated) dated March 15, 2013 (as amended, the “Consulting Agreement”) to provide for Dr. Friedland’s continued availability to us to provide services through July 31, 2017 on an as‑needed basis to support the Company’s clinical operations. The consulting services were extended in a separate consulting agreement with Friedland Strategic Consulting, LLC dated August 1, 2017 (“Extended Consulting Agreement”). Pursuant to the Separation Agreement, Dr. Friedland received (i) a cash payment of $319,800, which constitutes nine months of base salary, (ii) up to nine months of reimbursement for continued healthcare pursuant to COBRA, and (iii) nine months of vesting acceleration on his outstanding equity awards subject to time‑based vesting.

Pursuant to the Consulting Agreement, in exchange for Dr. Friedland’s availability to provide continued services to the Company, the Company will pay Planet Pharma, LLC a consulting fee of $40,000 per month up to a maximum of $180,000 through July 31, 2017. While providing services under the Consulting Agreement, Dr. Friedland’s time‑based stock options and restricted stock units continue to vest and his performance‑based options and restricted stock units remain eligible to vest if the performance goals applicable to them are achieved. Pursuant to the Extended Consulting Agreement, in exchange for Dr. Friedland’s availability to provide continued services to the Company, the Company will pay Friedland Strategic Consulting, LLC a consulting fee of $32,000 per month up to a maximum of $352,000 through June 30, 2018. While providing services under the Extended Consulting Agreement, Dr. Friedland’s equity awards do not continue to vest.

The following table shows the payments that would be made to our NEOs assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2017. For Dr. Friedland, the table shows amounts actually paid, or accrued, under his separation agreement with the Company as of December 31, 2017.

Name	Cash Severance ($)	COBRA Premiums ($)	Equity Acceleration ($)(1)		Other Payments ($)		Total Potential Payment ($)(2)
Kenneth J. Hillan, M.B., Ch.B.
Qualifying Termination	452,400	22,932	364,812				840,144
Qualifying Termination in Connection with a CIC	904,800	34,398	959,998				1,899,196
Blake Wise
Qualifying Termination	450,000	21,348	341,898				813,246
Qualifying Termination in Connection with a CIC	765,000	26,685	736,677				1,528,362
Tobin C. Schilke
Qualifying Termination	273,750	16,011	211,413				501,174
Qualifying Termination in Connection with a CIC	492,750	21,348	718,658				1,232,756
Lee Swem, Ph.D.
Qualifying Termination	240,000	7,875	115,069				362,944
Qualifying Termination in Connection with a CIC	432,000	10,500	359,415				801,915
Gary Loeb
Qualifying Termination	270,000	16,011	62,843				348,854
Qualifying Termination in Connection with a CIC	486,000	21,348	341,050				848,398
Ian Friedland, M.D.
Termination	319,800	5,697	656,988	(4)	346,905	(3)	1,329,390

(1)

With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the unvested, in-the-money options by $10.74, the closing stock price of our common stock on December 29, 2017, the last trading day of fiscal 2017 and (ii) subtracting the exercise price for the unvested stock options. With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $10.74, the closing stock price of our common stock on December 29, 2017, the last trading day of fiscal 2017.

(2)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2017. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.

(3)	Amounts include consulting fees paid to Planet Pharma, LLC and Friedland Strategic Consulting, LLC for Dr. Friedland’s services to the Company.
(4)

With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the unvested, in-the-money options by $22.40, the closing stock price of our common stock on March 15, 2017, the date of Dr. Friedland’s separation and (ii) subtracting the exercise price for the unvested stock options. With respect to restricted stock units, the value of equity acceleration was calculated by multiplying the number of accelerated restricted stock units by $22.40.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2017, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	3,925,701	(3)	$11.83	(4)	1,125,590	(5)
Equity Compensation Plans Not Approved by Stockholders(6)	1,804,129	(7)	$11.16	(8)	116,439
Total	5,729,830		$11.63		1,242,029

(1)	Includes the Achaogen, Inc. 2014 Equity Incentive Award Plan, 2014 Employee Stock Purchase Plan and Amended and Restated 2003 Stock Plan, as amended.
(2)

The 2014 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the compensation committee of our board of directors on or prior to the applicable date, equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 14,545,454 shares of stock may be issued upon the exercise of incentive stock options. The 2014 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the compensation committee of our board of directors on or prior to the applicable date, equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 3,181,818 shares of stock may be issued under the 2014 Employee Stock Purchase Plan.

(3)	Consists of 3,420,440 shares of common stock underlying outstanding options and 505,261 shares of common stock underlying outstanding restricted stock units.
(4)

Represents the weighted average exercise price of outstanding options and is calculated without taking into account the 505,261 shares of common stock subject to outstanding restricted stock units that become issuable without the payment of a purchase price as those units vest.

(5)

Includes 274,951 shares that were available for future issuance as of December 31, 2017 under the 2014 Employee Stock Purchase Plan, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions.

(6)

Represents shares subject to awards that may be granted under the 2014 Employment Commencement Incentive Plan, adopted by our board of directors in December 2014 without the approval of our stockholders in reliance on Nasdaq Listing Rule 5635(c)(4). The material features of this plan are described below under the caption “Material Features of the 2014 Employment Commencement Incentive Plan”. Options are granted at an exercise price not less than the fair market value of our common stock on the date of grant and have a term not to exceed ten years, restricted stock units and restricted stock awards. See also Note 10 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 for a description of the material features of the 2014 Employment Commencement Incentive Plan.

(7)	Consists of 1,418,158 shares of common stock underlying outstanding options and 385,971 shares of common stock underlying outstanding restricted stock units.

(8)

Represents the weighted average exercise price of outstanding options and is calculated without taking into account the 385,971 shares of common stock subject to outstanding restricted stock units that become issuable without the payment of a purchase price as those units vest.

Material Features of the 2014 Employment Commencement Incentive Plan

In December 2014, our board of directors adopted our 2014 Employment Commencement Incentive Plan, or the 2014 Plan, pursuant to Rule 5653(c)(4) of the Nasdaq Global Market. In March 2016, our board of directors approved an amendment to the 2014 Plan to increase the numbers of shares available for issuance thereunder. In February 2017, our board of directors approved an amendment to the 2014 Plan to amend the tiers of officers to which the 2014 Plan applies. In September 2017, our board of directors approved an amendment to the 2014 Plan to increase the number of shares available for issuance thereunder. The principal purpose of the 2014 Plan is to promote the success and enhance the value of the company by inducing new employees to commence employment with us, and by aligning the individual interests of new employees with the interests of our stockholders.

Awards granted under the 2014 Plan are intended to constitute “employment inducement awards” under Nasdaq Listing Rule 5635(c)(4) and therefore, the 2014 Plan is intended to be exempt from the Nasdaq Listing Rules regarding stockholder approval of stock option and stock purchase plans. A total of 2,050,000 shares of our common stock were reserved for issuance under the 2014 Plan as of March 31, 2018 The 2014 Plan provides for the grant of incentive stock options, non‑qualified stock options, restricted stock units, restricted stock awards, stock appreciation rights, or SARs, and other stock‑based and cash‑based awards. These awards may be granted to individuals who are then new employees, or are commencing employment with us or one of our subsidiaries following a bona fide period of non‑employment with us, and for whom such awards are granted as a material inducement to commencing employment with us or one of our subsidiaries. As of March 31, 2018, we had granted options to purchase an aggregate of 1,481,718 shares and 403,074 restricted stock units under the 2014 Plan, and 19,680 shares (plus any shares that might in the future be returned to the 2014 Plan) remained available for future grants.

The 2014 Plan is administered by the compensation committee and the board of directors. In the event of a change in control in which the successor corporation refuses to assume or substitute any outstanding award under the 2014 Plan, the vesting of such award, except for certain performance awards as defined under the 2014 Plan, will accelerate in full. In addition, in the event that within the twelve month period following a change in control, a participant is terminated by the Company other than for “cause” (as defined in the 2014 Plan) or by the participant for “good reason” (as defined in the 2014 Plan), then each outstanding equity award held by the participant will vest in full on the date of his or her termination. The board of directors may terminate, amend or modify the 2014 Plan at any time, provided that no termination or amendment may impair any rights under any outstanding award under the 2014 Plan without the consent of the holder.

We have filed four registration statements on Form S‑8 with the SEC covering the shares of common stock that may be issued under the 2014 Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee

John C. Doyle, Chair

John W. Smither

Gregory Stea

INFORMATION ABOUT STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2018 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock;
•	each named executive officer as set forth in the summary compensation table included in this proxy statement;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018, and restricted stock units that vest within 60 days of March 31, 2018, are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 44,791,564 shares of our common stock issued and outstanding on March 31, 2018. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Achaogen, Inc., 1 Tower Place, Suite 300, South San Francisco, California 94080.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% and Greater Stockholders:
Robert W. Duggan(2)	6,463,278	—	6,463,278	14.4%
Entities Affiliated with New Enterprise Associates(3)	5,215,128	1,178,782	6,393,910	14.3%
Entities Affiliated with Fidelity Investments(4)	5,032,176	—	5,032,176	11.2%
BlackRock, Inc.(5)	2,837,846	—	2,837,846	6.3%
State Street Corporation(6)	2,383,455	—	2,383,455	5.3%
Entities Affiliated with Foresite Capital Management(7)	2,375,000	—	2,375,000	5.3%
Named Executive Officers and Directors:
Blake Wise(8)	204,361	155,705	360,066	*
Kenneth J. Hillan, M.B., Ch.B.(9)	33,651	771,792	805,443	1.8%
Tobin C. Schilke(10)	9,960	73,983	83,943	*
Lee Swem, Ph.D.(11)	14,932	84,457	99,389	*
Gary Loeb(12)	3,707	29,225	32,932	*
Ian Friedland, M.D.(13)	86,426	117,021	203,447	*
Bryan E. Roberts, Ph.D.(14)	1,746,461	39,166	1,785,627	4.0%
Karen Bernstein, Ph.D.(15)	—	5,555	5,555	*
Michael Fischbach, Ph.D.(16)	—	35,832	35,832	*
John C. Doyle(17)	—	127,280	127,280	*
Halley E. Gilbert(18)	—	18,054	18,054	*
Kent E. Lieginger, Pharm.D.(19)	—	39,166	39,166	*
John W. Smither(20)	—	57,347	57,347	*
Gregory Stea(21)	—	38,610	38,610	*
All directors and current executive officers as a group (13 persons)(22)	2,013,072	1,476,172	3,489,244	7.8%

*	Less than one percent of our outstanding shares of common stock.
(1)

Represents shares of common stock held, warrants and options held by such individuals that were exercisable within 60 days of March 31, 2018. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 31, 2018.

(2)

As reported on a Form 4 filed with the SEC on March 30, 2018 and Amendment No. 3 to Schedule 13D filed with the SEC on March 14, 2018 by Robert W. Duggan and Genius Inc. (“Genius”). Mr. Duggan holds 6,391,108 shares of common stock and Genius holds 72,170 shares of common stock. As the sole shareholder of Genius, Mr. Duggan may be deemed the beneficial owner of the shares held by Genius. The address for Mr. Duggan is 611 S. Fort Harrison Ave., Suite 306, Clearwater, Florida 33756. The address for Genius is 616 Druid Road East, Clearwater, Florida 33756.

(3)

As reported on Amendment No. 1 to Schedule 13D filed with the SEC on December 22, 2016 by Growth Equity Opportunities Fund IV, LLC (“GEO”), New Enterprise Associates 15, L.P. (“NEA 15”), NEA Partners 15, L.P. (“NEA Partners 15”), NEA 15 GP, LLC (“NEA 15 LLC”), Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Krishna S. Kolluri, Joshua Makower, David M. Mott, Jon M. Sakoda, Scott D. Sandell, Peter W. Sonsini and Ravi Viswanathan. GEO is the sole record owner of the 5,215,128 shares and 1,178,782 shares of common stock that may be acquired upon exercise of a warrant held by GEO. The warrant may not be exercised to the extent such exercise would cause the holder of such warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of the shares of our common stock then outstanding, provided, that the holder of the warrant has a contractual right to change the 19.99% limitation to any other percentage (in no event to exceed 19.99%). As the sole member of GEO, NEA 15 may be deemed to beneficially own the shares listed herein. As the general partner of NEA 15, NEA Partners 15 may be deemed to beneficially own the shares listed herein. As the sole general partner of NEA Partners 15, NEA 15 LLC may be deemed to beneficially own the shares listed herein. As the individual managers of NEA 15 LLC (the “NEA 15 Managers”), Messrs. Barris, Baskett, Florence, Kolluri, Makower, Mott, Sakoda, Sandell, Sonsini, and Viswanathan may be deemed to beneficially own the shares listed herein. NEA 15, NEA Partners 15, NEA 15 LLC and the NEA 15 Managers share voting and dispositive power with regard to the shares owned of record by GEO. Each of GEO, NEA 15, NEA Partners 15, NEA 15 LLC and the NEA 15 Managers disclaims beneficial ownership of the reported shares other than those shares which such person owns of record. The address for each of GEO, NEA 15, NEA Partners 15 and NEA 15 LLC is New Enterprise Associates, 1954 Greenspring Drive, Suite 600 Timonium, MD 21093. The address for each of Messrs. Barris, Florence and Mott is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815. The address for each of Messrs. Baskett, Kolluri, Makower, Sakoda, Sandell, Sonsini and Viswanathan is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, CA 94025.

(4)

As reported on Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC (“FMR”). FMR has sole voting power over 1,814,762 shares and shared dispositive power over shares listed herein. Abigail P. Johnson and members of the Johnson family control 49% of FMR and have shared voting and dispositive power over the shares listed herein. Fidelity Institutional Asset Management Trust Company (formerly known as Pyramis Global Advisors Trust Company), an indirect wholly‑owned subsidiary of FMR and an investment advisor to various investment companies, is the beneficial owner of the shares listed herein. The address for FMR is 245 Summer Street, Boston, MA 02210.

(5)

As reported on Schedule 13G filed with the SEC on February 1, 2018 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 2,772,787 shares and sole dispositive power over the shares listed herein. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

As reported on Schedule 13G filed with the SEC on February 13, 2018 by State Street Corporation. State Street Corporation has shared voting and dispositive power over the shares listed herein. The address for State Street Corporation is One Lincoln Street, Boston, MA 02111.

(7)

As reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2018 by Foresite Capital Fund III, L.P. (“Foresite Capital III”), Foresite Capital Management III, LLC (Foresite Management III”) and James Tananbaum. Foresite Capital III holds the shares listed herein. Foresite Management III is the general partner of Foresite Capital III and may be deemed to have sole voting and dispositive power over the shares held by Foresite Capital III. Mr. Tananbaum is the managing member of Foresite Management III and, in his capacity as such, may be deemed to have sole voting and dispositive power with respect to such shares. The address for Foresite Capital III, Foresite Management III and Mr. Tananbaum is c/o Foresite Capital Management, 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(8)

Consists of (i) 25,945 shares held directly by Mr. Wise, (ii) 178,416 shares held by the Blake A. Wise Living Trust (the “Wise Trust”) and (iii) 155,705 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.

(9)	Consists of (i) 33,651 shares held directly by Dr. Hillan and (ii) 771,792 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(10)	Consists of (i) 9,960 shares held directly by Mr. Schilke and (ii) 73,983 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.

(11)	Consists of (i) 14,932 shares held directly by Dr. Swem and (ii) 84,457 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(12)	Consists of (i) 3,707 shares held directly by Mr. Loeb and (ii) 29,225 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(13)	Consists of (i) 86,426 shares held directly by Dr. Friedland and (ii) 117,021 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(14)

Consists of (i) 1,421,623 shares of common stock held by Venrock Associates IV, L.P. (“VA IV”), (ii) 289,912 shares held by Venrock Partners, L.P. (“VP”), (iii) 34,926 shares of common stock held by Venrock Entrepreneurs Fund IV, L.P. (“VEF”) and (iv) 39,166 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018 held by Dr. Roberts. Venrock Partners Management, LLC (“VPM”) is the general partner of VP, Venrock Management IV, LLC (“VA IVM”) is the general partner of VA IV and VEF Management IV, LLC (“VEFM”) is the general partner of VEF. VP, VA IV, VEF, VPM, VA IVM and VEFM have shared voting and dispositive power over the shares held by VP, VA IV and VEF. Dr. Roberts is a member of each of VA IVM, VPM and VEFM and may therefore be deemed to have voting and dispositive power with respect to the shares held by VP, VA IV and VEF, but each of Dr. Roberts, VA IVM, VPM and VEFM disclaims beneficial ownership of the shares held by VP, VA IV and VEF, except to the extent of their respective pecuniary interests therein.

(15)	Consists of 5,555 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(16)	Consists of 35,832 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(17)	Consists of 127,280 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(18)	Consists of 18,054 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(19)	Consists of 39,166 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(20)	Consists 127,280 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(21)	Consists of 38,610 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2018.
(22)

Consists of: (i) 2,013,072 shares held by our executive officers and by entities affiliated with Dr. Roberts and Mr. Wise and (ii) 1,476,172 shares that may be acquired by our current executive officers and directors pursuant to the exercise of stock options within 60 days of March 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2017, none of our directors, officers or greater than 10% beneficial owners failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Achaogen stockholders may be “householding” our proxy materials. A single proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Achaogen, Inc., 1 Tower Place, Suite 300, South San Francisco, California 94080 or (3) contact our Investor Relations department by telephone at (650) 800‑3636 extension 3. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports

Our 2017 Annual Report on Form 10‑K (which is not a part of our proxy soliciting materials) will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability of Proxy Materials. The Annual Report and this Proxy Statement are also available on the “Financials and Filings” section on our investor relations website at http://investors.achaogen.com/financials.cfm and at the SEC’s website at www.sec.gov.

Upon written request by an Achaogen stockholder, we will mail without charge a copy of our 2017 Annual Report on Form 10‑K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10‑K. Exhibits to the Annual Report on Form 10‑K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our Corporate Secretary, 1 Tower Place, Suite 300, South San Francisco, California 94080.

By Order of the Board of Directors,

/s/ Blake Wise

Blake Wise

Chief Executive Officer

April 18, 2018

ANNUAL MEETING OF STOCKHOLdERS OF ACHAOGEN, INC.   Date: Tuesday, June 5, 2018  Time: 2:00 P.M. (Local Time)  Place: 1 Tower Place, 1st Floor, South San Francisco, California 94080   Please make your marks like this:    Use dark black pencil or pen only  Board of Directors Recommends a Vote FOR proposals 1, 2, and 4 and  EVERY YEAR on proposal 3.   1: Election of Class I Directors Directors  Recommend  For Withhold    01 Karen Bernstein, Ph.D.    For   For  02 Michael Fischbach, Ph.D.   For  03 John W. Smither   For Against Abstain   2: Advisory vote to approve compensation of For   named executive officers.   Every Every Every   Every   year 2 years 3 years Abstain   Year   3: Advisory vote on frequency of future  advisory votes on the compensation of  named executive officers.  For Against Abstain   4: To ratify the selection of Ernst & Young LLP as  For  the Company’s Independent Registered Public  Accounting Firm for the fiscal year endingDecember 31, 2018.   5: To consider and act upon any other matterswhich may properly come before the meeting  or any adjournment thereof.  Please separate carefully at the perforation and return just this portion in the envelope provided.   Annual Meeting of Stockholders of Achaogen, Inc.   to be held on Tuesday, June 5, 2018   for Holders as of April 9, 2018   This proxy is being solicited on behalf of the Board of Directors    VOTE BY:   INTERNET    TELEPHONE Call  Go To   866-509-2151  www.proxypush.com/AKAO   •  Use any touch-tone telephone. •  Cast your vote online. OR  •  Have your Proxy Card/Voting Instruction Form ready.  •  View Meeting Documents.  •  Follow the simple recorded instructions. MAIL   OR •  Mark, sign and date your Proxy Card/Voting Instruction Form.   •  Detach your Proxy Card/Voting Instruction Form.  •  Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided.  The undersigned hereby appoints Blake Wise and Tobin C. Schilke, and each or either of them, as the true and lawful  attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them,  to vote all the shares of common stock of Achaogen, Inc. which the undersigned is entitled to vote at said meeting  and any adjournments or postponements thereof upon the matters specified and upon such other matters as may be  properly brought before the meeting, conferring authority upon such true and lawful attorneys to vote in their discretion  upon the matters specified and on such other matters as may properly come before the meeting and revoking any  proxy heretofore given.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS  GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR THE  PROPOSALS IN PROPOSALS 2 AND 4 AND EVERY YEAR FOR PROPOSAL 4 AND AUTHORITY WILL BE  DEEMED GRANTED UNDER ITEM 5.   All votes must be received by 11:59 P.M. Eastern Time on June 4, 2018   PROXY TABULATOR FOR   ACHAOGEN, INC.   P.O. BOX 8016  CARY, NC 27512-9903  Authorized Signatures - This section must be  completed for your Instructions to be executed.   EVENT #   Please Sign Here Please Date Above   CLIENT #   Please Sign Here Please Date Above   Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all  persons should sign.Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF STOCKHOLdERS OF ACHAOGEN, INC.   Date: Tuesday, June 5, 2018  Time: 2:00 P.M. (Local Time)  Place: 1 Tower Place, 1st Floor, South San Francisco, California 94080   Please make your marks like this:    Use dark black pencil or pen only  Board of Directors Recommends a Vote FOR proposals 1, 2, and 4 and  EVERY YEAR on proposal 3.   1: Election of Class I Directors Directors  Recommend  For Withhold    01 Karen Bernstein, Ph.D.    For   For  02 Michael Fischbach, Ph.D.   For  03 John W. Smither   For Against Abstain   2: Advisory vote to approve compensation of For   named executive officers.   Every Every Every   Every   year 2 years 3 years Abstain   Year   3: Advisory vote on frequency of future  advisory votes on the compensation of  named executive officers.  For Against Abstain   4: To ratify the selection of Ernst & Young LLP as  For  the Company’s Independent Registered Public  Accounting Firm for the fiscal year endingDecember 31, 2018.   5: To consider and act upon any other matterswhich may properly come before the meeting  or any adjournment thereof.  Please separate carefully at the perforation and return just this portion in the envelope provided.   Annual Meeting of Stockholders of Achaogen, Inc.   to be held on Tuesday, June 5, 2018   for Holders as of April 9, 2018   This proxy is being solicited on behalf of the Board of Directors    VOTE BY:   INTERNET    TELEPHONE Call  Go To   866-509-2151  www.proxypush.com/AKAO   •  Use any touch-tone telephone. •  Cast your vote online. OR  •  Have your Proxy Card/Voting Instruction Form ready.  •  View Meeting Documents.  •  Follow the simple recorded instructions. MAIL   OR •  Mark, sign and date your Proxy Card/Voting Instruction Form.   •  Detach your Proxy Card/Voting Instruction Form.  •  Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided.  The undersigned hereby appoints Blake Wise and Tobin C. Schilke, and each or either of them, as the true and lawful  attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them,  to vote all the shares of common stock of Achaogen, Inc. which the undersigned is entitled to vote at said meeting  and any adjournments or postponements thereof upon the matters specified and upon such other matters as may be  properly brought before the meeting, conferring authority upon such true and lawful attorneys to vote in their discretion  upon the matters specified and on such other matters as may properly come before the meeting and revoking any  proxy heretofore given.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS  GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR THE  PROPOSALS IN PROPOSALS 2 AND 4 AND EVERY YEAR FOR PROPOSAL 4 AND AUTHORITY WILL BE  DEEMED GRANTED UNDER ITEM 5.   All votes must be received by 11:59 P.M. Eastern Time on June 4, 2018   PROXY TABULATOR FOR   ACHAOGEN, INC.   P.O. BOX 8016  CARY, NC 27512-9903  Authorized Signatures - This section must be  completed for your Instructions to be executed.   EVENT #   Please Sign Here Please Date Above   CLIENT #   Please Sign Here Please Date Above   Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all  persons should sign.Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the proxy.